UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLUMBIA

)
CONSUMER FINANCIAL PROTECTION     )
BUREAU,     )
1700 G Street, NW     )
Washington, DC 20552     )
)
THE STATE OF ALABAMA,     )
Alabama Attorney General’s Office     )
501 Washington Avenue     )
Montgomery, AL 36130     )
)
THE STATE OF ALASKA,     )
Alaska Attorney General’s Office     )
1031 W. 4th Avenue, Ste. 200     )
Anchorage, AK 99501     )
)
THE STATE OF ARIZONA,     )
Arizona Attorney General’s Office     )
1275 W. Washington     )
Phoenix, AZ 85007     )
)
THE STATE OF ARKANSAS,     )
Office of the Attorney General     )
323 Center Street, Suite 200     )
Little Rock, AK 72201     )
)
THE STATE OF CALIFORNIA,     )
California Attorney General’s Office     )
455 Golden Gate Avenue, Ste. 11000     )
San Francisco, CA 94102-7007     )
)
THE STATE OF COLORADO,     )
Colorado Attorney General’s Office     )
Ralph L. Carr Colorado Judicial Center     )
1300 Broadway, 7th Floor     )
Denver, CO 80203     )
)
THE STATE OF CONNECTICUT,     )
Office of the Connecticut Attorney General     )
55 Elm Street, P.O. Box 120     )
Hartford, CT 06141-0120     )
)

THE STATE OF DELAWARE,     )
Delaware Attorney General’s Office     )
820 N. French Street     )
Wilmington, DE 19801     )
)
THE STATE OF FLORIDA,     )
Department of Legal Affairs     )
Office of the Attorney General     )
3507 E. Frontage Road, Suite 325     )
Tampa, FL 33607     )
)
THE STATE OF GEORGIA,     )
Georgia Department of Law     )
40 Capitol Square, S.W.     )
Atlanta, GA 30334     )
)
THE STATE OF HAWAII,     )
Department of the Attorney General     )
425 Queen Street     )
Honolulu, HI 96813     )
)
THE STATE OF IDAHO,     )
Office of the Idaho Attorney General     )
700 W. Jefferson St.     )
P.O. Box 83720     )
Boise, ID 83720-0010     )
)
THE STATE OF ILLINOIS,     )
Office of the Illinois Attorney General     )
500 South Second Street     )
Springfield, IL 62706     )
)
THE STATE OF INDIANA,     )
Indiana Office of the Attorney General     )
302 West Washington St., IGCS 5th Fl.     )
Indianapolis, IN 46204     )
)
THE STATE OF IOWA,     )
Iowa Attorney General’s Office     )
1305 E. Walnut St.     )
Des Moines, IA 50319     )
)
THE STATE OF KANSAS,     )
Office of the Kansas Attorney General     )
120 SW 10th Avenue, 2nd Floor     )
Topeka, KS 66612     )

)
THE COMMONWEALTH ) OF KENTUCKY,     )
Office of the Attorney General of Kentucky     )
State Capitol, Suite 118     )
700 Capital Avenue     )
Frankfort, KY 40601-3449     )
)
THE STATE OF LOUISIANA,     )
Louisiana Attorney General’s Office     )
1885 N. Third Street     )
Baton Rouge, LA 70802     )
)
THE STATE OF MAINE,     )
Maine Attorney General’s Office     )
Burton Cross Office Building, 6th Floor     )
111 Sewall Street     )
Augusta, ME 04330     )
)
THE STATE OF MARYLAND,     )
Office of the Attorney General of Maryland     )
200 Saint Paul Place     )
Baltimore, MD 21202     )
)
THE COMMONWEALTH     )
OF MASSACHUSETTS,     )
Massachusetts Attorney General’s Office     )
One Ashburton Place     )
Boston, MA 02108     )
)
THE STATE OF MICHIGAN,     )
Michigan Department of Attorney General     )
525 W. Ottawa Street     )
PO Box 30755     )
Lansing, MI 48909     )
)
THE STATE OF MINNESOTA,     )
Minnesota Attorney General’s Office     )
445 Minnesota Street, Suite 1200     )
St. Paul, MN 55101-2130     )
)
THE STATE OF MISSISSIPPI,     )
Mississippi Attorney General’s Office     )
Post Office Box 22947     )
Jackson, MS 39225-2947     )
)

THE STATE OF MISSOURI,     )
Missouri Attorney General’s Office     )
PO Box 899     )
Jefferson City, MO 65102     )
)
THE STATE OF MONTANA,     )
Montana Department of Justice     )
215 N. Sanders     )
Helena MT 59624     )
)
THE STATE OF NEBRASKA,     )
Office of the Attorney General     )
2115 State Capitol     )
Lincoln, NE 68509-8920     )
)
THE STATE OF NEVADA,     )
Nevada Office of the Attorney General     )
100 North Carson Street     )
Carson City, NV 89701     )
)
THE STATE OF NEW HAMPSHIRE,     )
New Hampshire Department of Justice     )
33 Capitol Street     )
Concord, NH 03301     )
)
THE STATE OF NEW JERSEY,     )
New Jersey Attorney General’s Office     )
124 Halsey Street – 5th Floor     )
P.O. Box 45029     )
Newark, NJ 07101     )
)
THE STATE OF NEW MEXICO,     )
Office of the New Mexico Attorney General     )
PO Drawer 1508     )
Santa Fe, NM 87504-1508     )
)
THE STATE OF NEW YORK,     )
Office of the New York State     )
Attorney General     )
120 Broadway     )
New York, NY 10271     )
)
THE STATE OF NORTH CAROLINA,     )
North Carolina Department of Justice     )
P.O. Box 629     )
Raleigh, NC 27602     )

)
THE STATE OF NORTH DAKOTA,     )
Office of the Attorney General     )
Gateway Professional Center     )
1050 E Interstate Ave, Ste. 200     )
Bismarck, ND 58503-5574     )
)
THE STATE OF OHIO,     )
Ohio Attorney General’s Office     )
30 E. Broad St., 15th Floor     )
Columbus, OH 43215     )
)
THE STATE OF OREGON,     )
Oregon Department of Justice    )
1515 SW 5th Avenue, Ste. 410     )
Portland, OR 97201     )
)
THE COMMONWEALTH     )
OF PENNSYLVANIA,     )
Office of the Attorney General     )
16th Floor, Strawberry Square     )
Harrisburg, PA 17120     )
)
THE STATE OF RHODE ISLAND,     )
Rhode Island Department     )
of Attorney General     )
150 South Main Street     )
Providence, RI 02903     )
)
THE STATE OF SOUTH CAROLINA,     )
South Carolina Attorney General’s Office     )
1000 Assembly Street, Room 519     )
Columbia, SC 29201     )
)
THE STATE OF SOUTH DAKOTA,     )
South Dakota Attorney General’s Office     )
1302 E. Highway 14, Suite 1     )
Pierre, SD 57501     )
)
THE STATE OF TENNESSEE,     )
Office of the Tennessee Attorney General     )
425 Fifth Avenue North     )
Nashville, TN 37243-3400     )

THE STATE OF TEXAS,     )
Texas Attorney General’s Office     )
401 E. Franklin Avenue, Suite 530     )
El Paso, TX 79901     )
)
THE STATE OF UTAH,     )
Division of Consumer Protection     )
Utah Attorney General’s Office     )
350 North State Street, #230     )
Salt Lake City, UT 84114-2320     )
)
THE STATE OF VERMONT,     )
Office of the Attorney General     )
109 State Street     )
Montpelier, VT 05609     )
)
THE COMMONWEALTH OF VIRGINIA,     )
Office of the Virginia Attorney General     )
900 East Main Street     )
Richmond, VA 23219     )
)
THE STATE OF WASHINGTON,     )
Washington State Attorney General’s Office     )
1250 Pacific Avenue, Suite 105     )
PO Box 2317     )
Tacoma, WA 98402-4411     )
)
THE STATE OF WEST VIRGINIA,     )
West Virginia Attorney General’s Office     )
State Capitol, Room 26E     )
Charleston, WV 25305-0220     )
)
THE STATE OF WISCONSIN,     )
Wisconsin Department of Justice     )
Post Office Box 7857     )
Madison, WI 53707-7857     )
)
THE STATE OF WYOMING, and     )
Wyoming Attorney General’s Office     )
123 State Capitol Bldg.     )
Cheyenne, WY 82002     )
)
THE DISTRICT OF COLUMBIA,     )
Office of the Attorney General     )
441 Fourth Street, N.W.     )
Washington, DC 20001     )

)
)
)
Plaintiffs,    )
)
v.     )
)
OCWEN FINANCIAL CORPORATION,    )
)
and OCWEN LOAN SERVICING, LLC,     )
)
Defendants.     )
)

CONSENT JUDGMENT
WHEREAS, Plaintiffs, the Consumer Financial Protection Bureau (the “CFPB” or “Bureau”), and the States of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oregon, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin, Wyoming, the Commonwealths of Kentucky, Massachusetts, Pennsylvania and Virginia, and the District of Columbia (collectively, “Plaintiff States”) filed their complaint on December 19, 2013, alleging that Ocwen Financial Corporation and Ocwen Loan Servicing, LLC (collectively, “Defendant” or “Ocwen”) violated, among other laws, the Unfair and Deceptive Acts and Practices laws of the Plaintiff States and the Consumer Financial Protection Act of 2010.
WHEREAS, the parties have agreed to resolve their claims without the need for litigation;

WHEREAS, Defendant has consented to entry of this Consent Judgment without trial or adjudication of any issue of fact or law and to waive any appeal if the Consent Judgment is entered as submitted by the parties;
WHEREAS, Defendant, by entering into this Consent Judgment, does not admit the allegations of the Complaint other than those facts deemed necessary to the jurisdiction of this Court;
WHEREAS, the intention of the Consumer Financial Protection Bureau and the States in effecting this settlement is to remediate harms allegedly resulting from the alleged unlawful conduct of the Defendant;
WHEREAS, the State Mortgage Regulators are entering into a Settlement Agreement and Consent Order with Ocwen to resolve the findings identified in the course of multi-state and concurrent independent examinations of Ocwen, as well as examinations of Litton Loan Servicing, LP and Homeward Residential, Inc., which were subsequently acquired by Ocwen.
AND WHEREAS, Defendant has agreed to waive service of the complaint and summons and hereby acknowledges the same;
NOW THEREFORE, without trial or adjudication of issue of fact or law, without this Consent Judgment constituting evidence against Defendant, and upon consent of Defendant, the Court finds that there is good and sufficient cause to enter this Consent Judgment, and that it is therefore ORDERED, ADJUDGED, AND DECREED:
I.    JURISDICTION
1.     This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. §§ 1331, 1345, and 1367, and under 12 U.S.C. § 5565, and over Defendant. The

Complaint states a claim upon which relief may be granted against Defendant. Venue is appropriate in this District pursuant to 28 U.S.C. § 1391(b)(2) and 12 U.S.C. § 5564(f).
II.     APPLICABILITY
2.     Defendant’s obligations as set forth in this Consent Judgment and the attached Exhibits shall apply equally and fully to Defendant regardless of whether Defendant is servicing residential mortgages as a servicer or subservicer.
III.     SERVICING STANDARDS
3.     Defendant shall comply with the Servicing Standards, attached hereto as Exhibit A, in accordance with their terms and Section A of Exhibit D, attached hereto.
IV.     FINANCIAL TERMS
4.     Payments to Foreclosed Borrowers and Administration Costs. Ocwen shall pay or cause to be paid the sum of $127.3 million (the “Borrower Payment Amount”) into an interest bearing escrow account established for this purpose by the State members of the Monitoring Committee within 10 days of receiving notice from the State members of the Monitoring Committee that the account is established. The State members of the Monitoring Committee and the Administrator appointed under Exhibit B will use the funds in this account to provide cash payments to borrowers whose homes were sold in a foreclosure sale between and including January 1, 2009, and December 31, 2012, and who otherwise meet criteria set forth by the Monitoring Committee, and to pay the reasonable costs and expenses of the Administrator, including taxes and fees for tax counsel, if any. Ocwen shall also pay or cause to be paid any additional amounts necessary to pay claims, if any, of borrowers whose data is provided to the Administrator by Ocwen after Defendant warrants that the data is complete and accurate pursuant to Paragraph 3 of Exhibit B. The Borrower Payment Amount shall be administered in accordance with the terms set forth in Exhibit B.
5.     Consumer Relief. Defendant shall provide $2 billion of relief to consumers who meet the eligibility criteria in the forms and amounts described in Exhibit C, to remediate harms allegedly caused by the alleged unlawful conduct of Defendant. Defendant shall receive credit towards such obligation as described in Exhibit C.
V.     ENFORCEMENT
6.     The Servicing Standards and Consumer Relief Requirements, attached as Exhibits A and C, are incorporated herein as the judgment of this Court and shall be enforced in accordance with the authorities provided in the Enforcement Terms, attached hereto as Exhibit D.
7.     The Parties agree that Joseph A. Smith, Jr. shall be the Monitor and shall have the authorities and perform the duties described in the Enforcement Terms.
8.     Within fifteen (15) days of the Effective Date of this Consent Judgment, the Plaintiffs shall designate an Administration and Monitoring Committee (the “Monitoring Committee”) as described in the Enforcement Terms. The Monitoring Committee shall serve as the representative of the Plaintiffs in the administration of all aspects of this Consent Judgment and the monitoring of compliance with it by the Defendant.

VI.	RELEASES
9.     The CFPB and Defendant have agreed, in consideration for the terms provided herein, for the release of certain claims and remedies as provided in the CFPB Release, attached hereto as Exhibit E. CFPB and Defendant have also agreed that certain claims and remedies are not released, as provided in Paragraph C of Exhibit E. The releases contained in Exhibit E shall become effective upon payment of the Borrower Payment Amount by Defendant.
10.     The Plaintiff States and Defendant have agreed, in consideration for the terms provided herein, for the release of certain claims and remedies as provided in the State Release, attached hereto as Exhibit F. The Plaintiff States and Defendant have also agreed that certain claims and remedies are not released, as provided in Section IV of Exhibit F. The releases contained in Exhibit F shall become effective upon payment of the Borrower Payment Amount by Defendant.
VII.     OTHER TERMS
11.    The Consumer Financial Protection Bureau and any State Party may withdraw from the Consent Judgment and declare it null and void with respect to that party if Ocwen fails to make any payment required under this Consent Judgment and such non-payment is not cured within thirty (30) days of written notice by the party, except that the Released Parties, as defined in Exhibits E and F, other than Ocwen, are released upon the payment of the Borrower Payment Amount, at which time this nullification provision is only operative against Ocwen.
12.    This Court retains jurisdiction for the duration of this Consent Judgment to enforce its terms. The parties may jointly seek to modify the terms of this Consent Judgment, subject to the approval of this Court. This Consent Judgment may be modified only by order of this Court.
13.    In addition to the provisions of paragraph 12, and in accordance with the terms set forth in Exhibit D, any Plaintiff State may also bring an action to enforce the terms of this Consent Judgment in the enforcing Plaintiff’s state court. Ocwen agrees to submit to the jurisdiction of any such state court for purposes of a Plaintiff State’s enforcement action.

14.    The Effective Date of this Consent Judgment shall be the date on which the Consent Judgment has been entered by the Court and has become final and non-appealable. An order entering the Consent Judgment shall be deemed final and non-appealable for this purpose if there is no party with a right to appeal the order on the day it is entered.
15.    This Consent Judgment shall remain in full force and effect for three years from the date it is entered (“the Term”), at which time Defendant’s obligations under the Consent Judgment shall expire, except that pursuant to Exhibit D, Defendant shall submit a final Quarterly Report for the last quarter or portion thereof falling within the Term and cooperate with the Monitor’s review of said report, which shall conclude no later than six months after the end of the Term. Defendant shall have no further obligations under this Consent Judgment six months after the expiration of the Term, but the Court shall retain jurisdiction for purposes of enforcing or remedying any outstanding violations that are identified in the final Monitor Report and that have occurred but not been cured during the Term. The expiration of this Consent Judgment shall not affect any Releases.
16.    Each party to this litigation will bear its own costs and attorneys’ fees.
17.    Nothing in this Consent Judgment shall relieve Defendant of its obligation to comply with applicable state and federal law.
18.The sum and substance of the parties’ agreement and of this Consent Judgment are reflected herein and in the Exhibits attached hereto. In the event of a conflict between the terms of the Exhibits and paragraphs 1-17 of this summary document, the terms of the Exhibits shall govern.

SO ORDERED this 26th day of February, 2014

/s/ Rosemary M. Collyer

UNITED STATES DISTRICT JUDGE

Date: 12/19/2013                 For the Consumer Financial Protection Bureau

/s/ Lucy Morris
Lucy Morris
Deputy Enforcement Director
Consumer Financial Protection Bureau
1700 G Street NW
Washington, DC 20552
lucy.morris@cfpb.gov
202-435-7154

Date: 12/10/2013

For the State of Alabama:

/s/ Noel S. Barnes
Noel S. Barnes
Assistant Attorney General
501 Washington Avenue
PO Box 300152
Montgomery, Alabama 36130
nbarnes@ago.state.al.us
(334) 353-9196

Date: 12/12/13

For the State of Alaska:

/s/ Cynthia C. Drinkwater
Cynthia C. Drinkwater
Sr. Assistant Attorney General
Alaska Department of Law
1031 W. 4th Avenue, Ste. 200
Anchorage, AK 99501
Cynthia.Drinkwater@alaska.gov
(907) 269-5200

Date: 12/12/13

For the State of Arizona:

/s/ Jeremy Shorbe
Jeremy Shorbe
Assistant Attorney General
400 W. Congress Street, Suite S315
Tucson, Arizona 85701
Jeremy.Shorbe@azag.gov
(520) 628-6504

Date: 12/12/13

For the State of Arkansas:

/s/ James B. DePriest
James B. DePriest
Deputy Attorney General
323 Center Street, Suite 500
jim.depriest@arkansasag.gov
(501) 682-5028

Date: December 12, 2013

For the State of California:

/s/ Frances T. Grunder
Frances T. Grunder
Senior Assistant Attorney General
Office of the Attorney General
455 Golden Gate Avenue, Suite 11000
San Francisco, CA 94102
Frances.Grunder@doj.ca.gov
415-703-5500

Date: December 13, 2013

For the State of Colorado, ex rel.
John W. Suthers, Attorney General:

/s/ Andy McCallin
Andy McCallin
First Assistant Attorney General
Consumer Protection Section
Ralph L. Carr Colorado Judicial Center
1300 Broadway – 7th Floor
Denver, Colorado 80203
Andrew. McCallin@State.CO.US
Frances.Grunder@doj.ca.gov
(720) 508-6215

Date: December 12, 2013

For the State of Connecticut:

/s/ Joseph J. Chambers
Joseph J. Chambers
Assistant Attorney General
P.O. Box 120
55 Elm Street
Hartford, CT 06141-0120
(860) 808-5270
joseph.chambers@ct.gov

Date: 12/13/13

For the State of Delaware:

/s/ Matthew F. Lintner
Matthew F. Lintner
Director, Fraud and Consumer Protection Div.
820 N. French Street, 5th Floor
Wilmington, DE 19801
Matthew.Lintner@state.de.us
(302) 577-8935

December 16th, 2013.

For the State of Florida:

/s/ Pamela Jo Bondi
Pamela Jo Bondi
Attorney General
The Capitol PL-01
Tallahassee, FL 32399-1050
Tel: 850-245-0140
Fax: 850-413-0632

Office of the Attorney General

/s/ Victoria A. Butler
Victoria A. Butler
Assistant Attorney General
Bureau Chief
Michael G. Moore
Senior Assistant Attorney General
Tampa, Consumer Protection Division
Office of the Attorney General, Pamela Bondi
3507 E. Frontage Road, Suite 325
Tampa, FL 33607
Tel: 813-287-7950
Fax: 813-281-5515

Date: December 16, 2013

For the State of Georgia:

/s/ Jeffrey W. Stump
Jeffrey W. Stump
Senior Assistant Attorney General
Georgia Department of Law
40 Capitol Square, SW
Atlanta, Georgia 30334
jstump@law.ga.gov
(404) 656-3337

Date: 12/11/2013

For the State of Hawaii:

/s/ Deborah Day Emerson
Deborah Day Emerson
Supervising Deputy Attorney General
425 Queen Street, Honolulu HI 96813
Deborah.D.Emerson@Hawaii.Gov
(808) 586-1180

Date: 12-10-13

For the State of Idaho:

/s/Stephanie Guyon
Stephanie Guyon (Idaho Bar No. 5989)
Deputy Attorney General
P.O. Box 83720
Boise, ID 83720-0010
stephanie.guyon@ag.idaho.gov
(208) 334-4135

Date: 12/10/13

For the State of Illinois:

/s/ Susan N. Ellis
Susan N. Ellis
Bureau Chief, Consumer Fraud
Office of the Illinois Attorney General
100 West Randolph Street
Chicago, IL 60601
sellis@atg.state.il.us
312-814-3000

Date: 12-11-13

For the State of Indiana:

/s/ Abigail Lawlis Kuzma
ABIGAIL LAWLIS KUZMA
Director and Chief Counsel
Consumer Protection Division
Indiana Office of the Attorney General
302 West Washington St., IGCS 5th Fl.
Abigail.Kuzma@atg.in.gov
Tel: 317-234-6843

Date: 12/17/13

For the State of Iowa:

/s/ Patrick Madigan
Patrick Madigan
Assistant Attorney General
Iowa Attorney General’s Office
1305 East Walnut Street
Des Moines, IA 50319
Patrick. Madigan@Iowa.gov
(515) 281-5926

Date: 12/13/13

For the State of Kansas:

/s/ Meghan E. Stoppel
Meghan E. Stoppel
Assistant Attorney General
Office of the Kansas Attorney General
120 SW 10th Avenue, 2nd Floor
Topeka, Kansas 66612
Meghan.Stoppel@ksag.org
(785) 296-3751

Date: 12/10/2013

For the Commonwealth of Kentucky:

/s/ Jack Conway
Jack Conway
Attorney General of Kentucky
700 Capital Avenue, Suite 118
Frankfort, KY 40601
susan.britton@ag.ky.gov
502-696-5643

Date: December 12, 2013

For the State of Louisiana:

/s/ James D. Buddy Caldwell
James D. “Buddy” Caldwell
Louisiana Attorney General
Post Office Box 94005
Baton Rouge, Louisiana 70804-9005
E-mail: Caldwellb@ag.state.la.us
Phone Number: 225-326-6705

Date: 12/12/13

For the State of Maine:

/s/ Linda J. Conti
LINDA J. CONTI
Assistant Attorney General
Office of the Attorney General
6 State House Station
Augusta, Maine 04333-0006
Linda.conti@maine.gov
(207) 626-8591

Date: December 13, 2013

For the State of Maryland:

/s/ Lucy A. Cardwell
Lucy A. Cardwell
Assistant Attorney General
Consumer Protection Division
Office of the Maryland Attorney General
200 St. Paul Place
Baltimore, MD 21202
lcardwell@oag.state.md.us
410-576-6337

Date: December 17, 2013

For the Commonwealth of Massachusetts:

/s/ Glenn S. Kaplan
Glenn S. Kaplan
Assistant Attorney General
One Ashburton Place, 18th Floor
Boston, MA 02108
Glenn.Kaplan@state.ma.us
617-963-2453
D.C. Bar No. 429052

Date: 12-13-13

For the State of Michigan:

/s/ D.J. Pascoe
D.J. Pascoe
Assistant Attorney General
Corporate Oversight Division
P.O. Box 30755
Lansing, MI 48909
pascoed1@michigan.gov
(517) 373-1160

Date: December 13, 2013

For the State of Minnesota:

LORI SWANSON
Attorney General
State of Minnesota

/s/ Nathan Brennaman
NATHAN BRENNAMAN
Deputy Attorney General
445 Minnesota Street, Suite 1200
St. Paul, Minnesota 55101-2130
nate.brennaman@ag.state.mn.us
(651) 757-1415 (Voice)

Date: December 12, 2013

For the State of Mississippi:

/s/ Bridgette W. Wiggins
Bridgette W. Wiggins
Special Assistant Attorney General
Consumer Protection Division
Post Office Box 22947
Jackson, MS 39225
bwill@ago.state.ms.us
(601) 359-4279

Date: 12/10/2013

For the State of Missouri:

/s/ Ryan S. Asbridge
Ryan S. Asbridge
Assistant Attorney General
P.O. Box 899, Jefferson City, MO 65102
ryan.asbridge@ago.mo.gov
573-751-7677

Date: December 12, 2013

For the State of Montana:

/s/ Chuck Munson
Chuck Munson
Assistant Attorney General
215 N. Sanders
P.O. Box 201401
Helena, MT 59620
cmunson@mt.gov
(406) 444-2026

Date: December 13, 2013

For the State of Nebraska:

/s/ Abigail M. Stempson
Abigail M. Stempson
Assistant Attorney General
Chief, Consumer Protection Division
2115 State Capitol
Lincoln, NE 68509-8920
abigail.stempson@nebraska.gov
(402) 471-2683

Date: 12/13/13

For the State of Nevada:

/s/ Kristine M. Kuzemka
Kristine M. Kuzemka
Senior Deputy Attorney General
555 E. Washington Avenue, Suite 3900
kkuzemka@ag.nv.gov
(702) 486-3420

Date: Dec. 12, 2013

For the State of New Hampshire:

/s/ Ann M. Rice
Ann M. Rice
Deputy Attorney General
33 Capitol Street, Concord, NH 03301
Ann.Rice@doj.nh.gov
603-271-1238

Date: December 12, 2013

JOHN J. HOFFMAN
ACTING ATTORNEY GENERAL OF NEW JERSEY

By:/s/ Lorraine K. Rak
Lorraine K. Rak
Deputy Attorney General
Chief, Consumer Fraud Prosecution Section

124 Halsey Street, 5th Floor
P.O. Box 45029
Newark, New Jersey 07101
Lorraine.Rak@dol.lps.state.nj.us
(973) 877-1280

Date: 12/13/13

For the State of New Mexico:

/s/ Gary K. King
Gary K. King
Attorney General
408 Galisteo Street
Santa Fe, NM 87501
Gking@nmag.gov
(505) 827-5843

Date: December 10, 2013

For the State of New York:

/s/ Jane M. Azia
Jane M. Azia
Bureau Chief
Bureau of Consumer Frauds & Protection
Office of the New York State Attorney
General
120 Broadway
New York, NY 10271
Jane.azia@ag.ny.gov
(212) 416-8727

Date: December 11, 2013

For the State of North Carolina:

/s/ Phillip K. Woods
Phillip K. Woods
Special Deputy Attorney General
114 West Edenton Street
Raleigh, NC 27602-0629
Email: pwoods@ncdoj.gov
Telephone: (919) 716-6052

Date: December 10, 2013

For the State of North Dakota:

/s/ Parrell D. Grossman
Parrell D. Grossman (NDBI #04684)
Assistant Attorney General
Director, Consumer Protection & Antitrust
Division
Office of Attorney General
Gateway Professional Center
1050 East Interstate Ave. Ste. 200
Bismarck, ND 58503-5574
pgrossman@nd.gov
(701) 328-5570

Date: December 11, 2013

For the State of Ohio:

MIKE DeWINE
The Attorney General of Ohio

/s/ Matthew J. Lampke
Matthew J. Lampke (0067973)
Mortgage Foreclosure Counsel
30 East Broad Street, 15th Floor
Columbus, Ohio 43215
(614) 466-8569 - Telephone
(866) 403-3979 – Facsimile
Matthew.Lampke@OhioAttorneyGeneral.gov

Trial Counsel for Ohio

Date: 12/12/2013

For the State of Oregon:

/s/ Simon C. Whang
Simon C. Whang
Assistant Attorney General
Financial Fraud/Consumer Protection Sectn.
Oregon Department of Justice
1515 SW Fifth Ave Ste 410
Portland, OR 97201
simon.c.whang@doj.state.or.us
971-673-1880

Date: 12-13-13

For the Commonwealth of Pennsylvania:
KATHLEEN G. KANE, Attorney General:

/s/ John M. Abel
John M. Abel
Senior Deputy Attorney General
Pennsylvania Office of Attorney General
Bureau of Consumer Protection
15th Floor, Strawberry Square
Harrisburg, PA 17120
jabel@attorneygeneral.gov
Tel: 717-783-1439
Fax: 717-705-3795

Date: December 13, 2013

For the State of Rhode Island:

/s/ Edmund F. Murray, Jr.
Edmund F. Murray, Jr.
Special Assistant Attorney General
Rhode Island Department of Attorney General
150 South Main Street
Providence, Rhode Island 02903
(401) 274-4400 ext. 2401
emurray@riag.ri.gov

Date: 12/13/13

For the State of South Carolina:

/s/ C. Havird Jones, Jr.
C. Havird Jones, Jr.
Assistant Deputy Attorney General
PO Box 11549
Columbia, SC, 29211
SJones@scag.gov
803-734-3654

Date: December 10, 2013

On Behalf of the State of South Dakota:

MARTY J. JACKLEY
ATTORNEY GENERAL

/s/ Bethanna M. Feist
Bethanna M. Feist
South Dakota Attorney General’s Office
1302 E. Highway 14, Suite 1
Pierre, SD 57501-8501
Telephone: (605) 773-3215
Facsimile: (605) 773-4106
Email: Bethanna.Feist@state.sd.us

Date: 12/13/13

For the State of Tennessee:

/s/ Robert E. Cooper, Jr.
Robert E. Cooper, Jr.
Attorney General and Reporter
Office of the Tennessee Attorney General
425 Fifth Avenue North
Nashville, Tennessee 37243-3400
bob.cooper@ag.tn.gov
(651) 741-3491
DC Bar No. 398721 (inactive)

Date: December 13, 2013

For the State of Texas:

/s/ James A. Daross
James A. Daross
Regional Managing Attorney
Consumer Protection Division
Office of the Attorney General of Texas
401 E. Franklin Ave., Suite 530
El Paso, Texas 79901
james.daross@texasattorneygeneral.gov
(915) 834-5801 (Direct)
(915) 834-5800 (Main)
(915) 542-1546 (FAX)
Texas Bar No. 05391500

Date: December 16, 2013

For the State of Utah and the Division of
Consumer Protection:

/s/ Brian L. Tarbet
Brian L. Tarbet
Utah Attorney General (Acting)
350 North State Street, Suite 230
Salt Lake City, Utah 84114
btarbet@utah.gov
(801) 538-1191

Date: 12/10/2013

For the State of Vermont:

/s/ Elliot Burg
Elliot Burg
Assistant Attorney General
Vermont Attorney General’s Office
109 State Street
Montpelier, VT 05609
eburg@atg.state.vt.us
(802) 828-2153

Date: December 12, 2013

For the COMMONWEALTH of VIRGINIA,
EX REL. KENNETH T. CUCCINELLI, II, ATTORNEY GENERAL:

/s/ David B. Irvin
DAVID B. IRVIN (VSB #23927)
Senior Assistant Attorney General
MARK S. KUBIAK (VSB #73119)
Assistant Attorney General
Office of Virginia Attorney General
900 East Main Street
Richmond, Virginia 23219
Telephone: 804-786-4047

Date: 12/10/2013

STATE OF WASHINGTON
ROBERT W. FERGUSON
ATTORNEY GENERAL

/s/ David W. Huey
DAVID W. HUEY, WSBA #31380
Senior Counsel
1250 Pacific Avenue, Suite 105
PO Box 2317
Tacoma, WA 98401-2317
DavidH3@atg.wa.gov
(253) 593-5057

Date: 12/13/2013

For the State of West Virginia:

/s/ Patrick Morrisey
Patrick Morrisey, Attorney General
State Capitol Bldg. 1, Room 26-E
Charleston, WV 25305-0220
Patrick.J.Morrisey@wvago.gov
304-558-2021

Date: 12-11-13

For the State of Wisconsin:

J.B. VAN HOLLEN
Attorney General

/s/ Holly C. Pomraning
HOLLY C. POMRANING
Assistant Attorney General
Wisconsin Department of Justice
Post Office Box 7857
Madison, Wisconsin 53707-7857
Email: pomraninghc@doj.state.wi.us
Tel: 608-266-5410

Date: 12/10/13

For the State of Wyoming:

/s/ Peter K. Michael
Peter K. Michael
Attorney General
123 Capitol Building
Cheyenne, WY 82002
Peter.michael@wyo.gov
(307) 777-7841

Date: December 11, 2013

Respectfully submitted,

IRVIN B. NATHAN
Attorney General for the District of Columbia

ELLEN A. EFROS
Deputy Attorney General
Public Interest Division

            /s/ Bennett Rushkoff
BENNETT RUSHKOFF (D.C. Bar #386925)
Chief, Public Advocacy Section

/s/ Gary M. Tan
GARY M. TAN (D.C. Bar #987796)
Assistant Attorney General
Office of the Attorney General
441 4th Street, N.W., Suite 600 South
Washington, DC 20001
Telephone: (202) 727-6241
Email: Gary.Tan@dc.gov

Attorneys for the District of Columbia

Date: 12/16/2013

Ocwen Financial Corporation and Ocwen
Loan Servicing, LLC

By: /s/ Timothy M. Hayes
Timothy M. Hayes
Executive Vice President and General
Counsel
2002 Summit Blvd, Fl 6
                             Atlanta, Georgia 30319-1560

EXHIBIT A

Settlement Term Sheet
The provisions outlined below are intended to apply to loans secured by owner-occupied properties that serve as the primary residence of the borrower unless otherwise noted herein.

I.	FORECLOSURE AND BANKRUPTCY INFORMATION AND DOCUMENTATION.
Unless otherwise specified, these provisions shall apply to bankruptcy and foreclosures in all jurisdictions regardless of whether the jurisdiction has a judicial, non-judicial or quasi-judicial process for foreclosures and regardless of whether a statement is submitted during the foreclosure or bankruptcy process in the form of an affidavit, sworn statement or declarations under penalty of perjury (to the extent stated to be based on personal knowledge) (“Declaration”).

A.	Standards for Documents Used in Foreclosure and Bankruptcy Proceedings.

1.
Servicer shall ensure that factual assertions made in pleadings (complaint, counterclaim, cross-claim, answer or similar pleadings), bankruptcy proofs of claim (including any facts provided by Servicer or based on information provided by the Servicer that are included in any attachment and submitted to establish the truth of such facts) (“POC”), Declarations, affidavits, and sworn statements filed by or on behalf of Servicer in judicial foreclosures or bankruptcy proceedings and notices of default, notices of sale and similar notices submitted by or on behalf of Servicer in non-judicial foreclosures are accurate and complete and are supported by competent and reliable evidence. Before a loan is referred to non-judicial foreclosure, Servicer shall ensure that it has reviewed competent and reliable evidence to substantiate the borrower’s default and the right to foreclose, including the borrower’s loan status and loan information.

2.
Servicer shall ensure that affidavits, sworn statements, and Declarations are based on personal knowledge, which may be based on the affiant’s review of Servicer’s books and records, in accordance with the evidentiary requirements of applicable state or federal law.

3.
Servicer shall ensure that affidavits, sworn statements and Declarations executed by Servicer’s affiants are based on the affiant’s review and personal knowledge of the accuracy and completeness of the assertions in the affidavit, sworn statement or Declaration, set out facts that Servicer reasonably believes would be admissible in evidence, and show that the affiant is competent to testify on the matters stated. Affiants shall confirm that they have reviewed competent and reliable evidence to substantiate the borrower’s default and the right to foreclose, including the borrower’s loan status and required loan ownership information. If an affiant relies on a review of business records for the basis of its affidavit, the referenced business record shall be attached if required by applicable state or federal law or court rule. This provision does not apply to affidavits, sworn statements and Declarations signed by counsel based solely on counsel’s personal knowledge (such as affidavits of counsel relating to service of process, extensions of time, or fee petitions) that are not based on a review of Servicer’s books and records. Separate affidavits, sworn statements or Declarations shall be used when one affiant does not have requisite personal knowledge of all required information.

4.
Servicer shall have standards for qualifications, training and supervision of employees. Servicer shall train and supervise employees who regularly prepare or execute affidavits, sworn statements or Declarations. Each such employee shall sign a certification that he or she has received the training. Servicer shall oversee the training completion to ensure each required employee properly and timely completes such training. Servicer shall maintain written records confirming that each such employee has completed the training and the subjects covered by the training.

5.
Servicer shall review and approve standardized forms of affidavits, standardized forms of sworn statements, and standardized forms of Declarations prepared by or signed by an employee or officer of Servicer, or executed by a third party using a power of attorney on behalf of Servicer, to ensure compliance with applicable law, rules, court procedure, and the terms of this Agreement (“the Agreement”).

6.	Affidavits, sworn statements and Declarations shall accurately identify the name of the affiant, the entity of which the affiant is an employee, and the affiant’s title.

7.	Affidavits, sworn statements and Declarations, including their notarization, shall fully comply with all applicable state law requirements.

8.
Affidavits, sworn statements and Declarations shall not contain information that is false or unsubstantiated. This requirement shall not preclude Declarations based on information and belief where so stated.

9.
Servicer shall assess and ensure that it has an adequate number of employees and that employees have reasonable time to prepare, verify, and execute pleadings, POCs, motions for relief from stay (“MRS”), affidavits, sworn statements and Declarations.

10.	Servicer shall not pay volume-based or other incentives to employees or third-party providers or trustees that encourage undue haste or lack of due diligence over quality.

11.
Affiants shall be individuals, not entities, and affidavits, sworn statements and Declarations shall be signed by hand signature of the affiant (except for permitted electronic filings). For such documents, except for permitted electronic filings, signature stamps and any other means of electronic or mechanical signature are prohibited.

12.	At the time of execution, all information required by a form affidavit, sworn statement or Declaration shall be complete.

13.	Affiants shall date their signatures on affidavits, sworn statements or Declarations.

14.	Servicer shall maintain records that identify all notarizations of Servicer documents executed by each notary employed by Servicer.

15.
Servicer shall not file a POC in a bankruptcy proceeding which, when filed, contained materially inaccurate information. In cases in which such a POC may have been filed, Servicer shall not rely on such POC and shall (a) in active cases, at Servicer’s expense, take appropriate action, consistent with state and federal law and court procedure, to substitute such POC with an amended POC as promptly as reasonably practicable (and, in any event, not more than 30 days) after acquiring actual knowledge of such material inaccuracy and provide appropriate written notice to the borrower or borrower’s counsel; and (b) in other cases, at Servicer’s expense, take appropriate action after acquiring actual knowledge of such material inaccuracy.

16.
Servicer shall not rely on an affidavit of indebtedness or similar affidavit, sworn statement or Declaration filed in a pending prejudgment judicial foreclosure or bankruptcy proceeding which (a) was required to be based on the affiant’s review and personal knowledge of its accuracy but was not, (b) was not, when so required, properly notarized, or (c) contained materially inaccurate information in order to obtain a judgment of foreclosure, order of sale, relief from the automatic stay or other relief in bankruptcy. In pending cases in which such affidavits, sworn statements or Declarations may have been filed, Servicer shall, at Servicer’s expense, take appropriate action, consistent with state and federal law and court procedure, to substitute such affidavits with new affidavits and provide appropriate written notice to the borrower or borrower’s counsel.

17.
In pending post-judgment, pre-sale cases in judicial foreclosure proceedings in which an affidavit or sworn statement was filed which was required to be based on the affiant’s review and personal knowledge of its accuracy but may not have been, or that may not have, when so required, been properly notarized, and such affidavit or sworn statement has not been re-filed, Servicer, unless prohibited by state or local law or court rule, will provide written notice to borrower at borrower’s address of record or borrower’s counsel prior to proceeding with a foreclosure sale or eviction proceeding.

18.
In all states, Servicer shall send borrowers a statement setting forth facts supporting Servicer’s or holder’s right to foreclose and containing the information required in paragraphs I.B.6 (items available upon borrower request), I.B.10 (account statement), I.C.2 and I.C.3 (ownership statement), and IV.B.13 (loss mitigation statement) herein. Servicer shall send this statement to the borrower in one or more communications no later than 14 days prior to referral to foreclosure attorney or foreclosure trustee. Servicer shall provide the Monitoring Committee with copies of proposed form statements for review before implementation.

B.	Requirements for Accuracy and Verification of Borrower’s Account Information.

1.
Servicer shall maintain procedures to ensure accuracy and timely updating of borrower’s account information, including posting of payments and imposition of fees. Servicer shall also maintain adequate documentation of borrower account information, which may be in either electronic or paper format.

2.
For any loan on which interest is calculated based on a daily accrual or daily interest method and as to which any obligor is not a debtor in a bankruptcy proceeding without reaffirmation, Servicer shall promptly accept and apply all borrower payments, including cure payments (where authorized by law or contract), trial modification payments, as well as non-conforming payments, unless such application conflicts with contract provisions or prevailing law. Servicer shall ensure that properly identified payments shall be posted no more than two business days after receipt at the address specified by Servicer and credited as of the date received to borrower’s account. Each monthly payment shall be applied in the order specified in the loan documents.

3.
For any loan on which interest is not calculated based on a daily accrual or daily interest method and as to which any obligor is not a debtor in a bankruptcy proceeding without reaffirmation, Servicer shall promptly accept and apply all borrower conforming payments, including cure payments (where authorized by law or contract), unless such application conflicts with contract provisions or prevailing law. Servicer shall continue to accept trial modification payments consistent with existing payment application practices. Servicer shall ensure that properly identified payments shall be posted no more than two business days after receipt at the address specified by Servicer. Each monthly payment shall be applied in the order specified in the loan documents.

a.
Servicer shall accept and apply at least two non-conforming payments from the borrower, in accordance with this subparagraph, when the payment, whether on its own or when combined with a payment made by another source, comes within $50.00 of the scheduled payment, including principal and interest and, where applicable, taxes and insurance.

b.
Except for payments described in paragraph I.B.3.a, Servicer may post partial payments to a suspense or unapplied funds account, provided that Servicer (1) discloses to the borrower the existence of and any activity in the suspense or unapplied funds account; (2) credits the borrower’s account with a full payment as of the date that the funds in the suspense or unapplied funds account are sufficient to cover such full payment; and (3) applies payments as required by the terms of the loan documents. Servicer shall not take funds from suspense or unapplied funds accounts to pay fees until all unpaid contractual interest, principal, and escrow amounts are paid and brought current or other final disposition of the loan.

4.
Notwithstanding the provisions above, Servicer shall not be required to accept payments which are insufficient to pay the full balance due after the borrower has been provided written notice that the contract has been declared in default and the remaining payments due under the contract have been accelerated.

5.
Servicer shall provide to borrowers (other than borrowers in bankruptcy or borrowers who have been referred to or are going through foreclosure) adequate information on monthly billing or other account statements to show in clear and conspicuous language:

a.     total amount due;

b.	allocation of payments, including a notation if any payment has been posted to a “suspense or unapplied funds account”;

c.	unpaid principal;

d.	fees and charges for the relevant time period;

e.	current escrow balance; and

f.
reasons for any payment changes, including an interest rate or escrow account adjustment, no later than 21 days before the new amount is due (except in the case of loans as to which interest accrues daily or the rate changes more frequently than once every 30 days).

Statements as described above are not required to be delivered with respect to any fixed rate residential mortgage loan as to which the borrower is provided a coupon book.

6.	In the statements described in paragraphs I.A.18 and III.B.1.a, Servicer shall notify borrowers that they may receive, upon written request:

a.	A copy of the borrower’s payment history since the borrower was last less than 60 days past due;

b.	A copy of the borrower’s note;

c.
If Servicer has commenced foreclosure or filed a POC, copies of any assignments of mortgage or deed of trust required to demonstrate the right to foreclose on the borrower’s note under applicable state law; and

d.	The name of the investor that holds the borrower’s loan.

7.	Servicer shall adopt enhanced billing dispute procedures, including for disputes regarding fees. These procedures will include:

a.	Establishing readily available methods for customers to lodge complaints and pose questions, such as by providing toll-free numbers and accepting disputes by email;

b.	Assessing and ensuring adequate and competent staff to answer and respond to consumer disputes promptly;

c.	Establishing a process for dispute escalation;

d.	Tracking the resolution of complaints; and

e.	Providing a toll-free number on monthly billing statements.

8.	Servicer shall take appropriate action to promptly remediate any inaccuracies in borrowers’ account information, including:

a.	Correcting the account information;

b.	Providing cash refunds or account credits; and

c.	Correcting inaccurate reports to consumer credit reporting agencies.

9.	Servicer’s systems to record account information shall be periodically independently reviewed for accuracy and completeness by an independent reviewer.

10.	As indicated in paragraph I.A.18, Servicer shall send the borrower an itemized plain language account summary setting forth each of the following items, to the extent applicable:

a.	The total amount needed to reinstate or bring the account current, and the amount of the principal obligation under the mortgage;

b.	The date through which the borrower’s obligation is paid;

c.	The date of the last full payment;

d.	The current interest rate in effect for the loan (if the rate is effective for at least 30 days);

e.	The date on which the interest rate may next reset or adjust (unless the rate changes more frequently than once every 30 days);

f.	The amount of any prepayment fee to be charged, if any;

g.	A description of any late payment fees;

h.	A telephone number or electronic mail address that may be used by the obligor to obtain information regarding the mortgage; and

i.	The names, addresses, telephone numbers, and Internet addresses of one or more counseling agencies or programs approved by HUD
(http://www.hud.gov/offices/hsg/sfh/hcc/hcs.cfm).

11.	In active chapter 13 cases, Servicer shall ensure that:

a.
prompt and proper application of payments is made on account of (a) pre-petition arrearage amounts and (b) post-petition payment amounts and posting thereof as of the successful consummation of the effective confirmed plan;

b.	the debtor is treated as being current so long as the debtor is making payments in accordance with the terms of the then-effective confirmed plan and any later effective payment change notices; and

c.
as of the date of dismissal of a debtor’s bankruptcy case, entry of an order granting Servicer relief from the stay, or entry of an order granting the debtor a discharge, there is a reconciliation of payments received with respect to the debtor’s obligations during the case and appropriately update the Servicer’s systems of record. In connection with such reconciliation, Servicer shall reflect the waiver of any fee, expense or charge pursuant to paragraph III.B.1.c.i or III.B.1.d.

C.	Documentation of Note, Holder Status and Chain of Assignment.

1.
Servicer shall implement processes to ensure that Servicer or the foreclosing entity has a documented enforceable interest in the promissory note and mortgage (or deed of trust) under applicable state law, or is otherwise a proper party to the foreclosure action.

2.
Servicer shall include a statement in a pleading, affidavit of indebtedness or similar affidavits in court foreclosure proceedings setting forth the basis for asserting that the foreclosing party has the right to foreclose.

3.	Servicer shall set forth the information establishing the party’s right to foreclose as set forth in I.C.2 in a communication to be sent to the borrower as indicated in I.A.18.

4.
If the original note is lost or otherwise unavailable, Servicer shall comply with applicable law in an attempt to establish ownership of the note and the right to enforcement. Servicer shall ensure good faith efforts to obtain or locate a note lost while in the possession of Servicer or Servicer’s agent and shall ensure that Servicer and Servicer’s agents who are expected to have possession of notes or assignments of mortgage on behalf of Servicer adopt procedures that are designed to provide assurance that the Servicer or Servicer’s agent would locate a note or assignment of mortgage if it is in the possession or control of the Servicer or Servicer’s agent, as the case may be. In the event that Servicer prepares or causes to be prepared a lost note or lost assignment affidavit with respect to an original note or assignment lost while in Servicer’s control, Servicer shall use good faith efforts to obtain or locate the note or assignment in accordance with its procedures. In the affidavit, sworn statement or other filing documenting the lost note or assignment, Servicer shall recite that Servicer has made a good faith effort in accordance with its procedures for locating the lost note or assignment.

5.	Servicer shall not intentionally destroy or dispose of original notes that are still in force.

6.
Servicer shall ensure that mortgage assignments executed by or on behalf of Servicer are executed with appropriate legal authority, accurately reflective of the completed transaction and properly acknowledged.

D. Bankruptcy Documents.

1.
Proofs of Claim (“POC”). Servicer shall ensure that POCs filed on behalf of Servicer are documented in accordance with the United States Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and any applicable local rule or order (“bankruptcy law”). Unless not permitted by statute or rule, Servicer shall ensure that each POC is documented by attaching:

a.
The original or a duplicate of the note, including all endorsements; a copy of any mortgage or deed of trust securing the notes (including, if applicable, evidence of recordation in the applicable land records); and copies of any assignments of mortgage or deed of trust required to demonstrate the right to foreclose on the borrower’s note under applicable state law (collectively, “Loan Documents”). If the note has been lost or destroyed, a lost note affidavit shall be submitted.

b.
If, in addition to its principal amount, a claim includes interest, fees, expenses, or other charges incurred before the petition was filed, an itemized statement of the interest, fees, expenses, or charges shall be filed with the proof of claim (including any expenses or charges based on an escrow analysis as of the date of filing) at least in the detail specified in the current draft of Official Form B 10

(effective December 2011) (“Official Form B 10”) Attachment A.

c.	A statement of the amount necessary to cure any default as of the date of the petition shall be filed with the proof of claim.

d.	If a security interest is claimed in property that is the debtor’s principal residence, the attachment prescribed by the appropriate Official Form shall be filed with the proof of claim.

e.	Servicer shall include a statement in a POC setting forth the basis for asserting that the applicable party has the right to foreclose.

f.
The POC shall be signed (either by hand or by appropriate electronic signature) by the responsible person under penalty of perjury after reasonable investigation, stating that the information set forth in the POC is true and correct to the best of such responsible person’s knowledge, information, and reasonable belief, and clearly identify the responsible person’s employer and position or title with the employer.

2.	Motions for Relief from Stay (“MRS”). Unless not permitted by bankruptcy law, Servicer shall ensure that each MRS in a chapter 13 proceeding is documented by attaching:

a.
To the extent not previously submitted with a POC, a copy of the Loan Documents; if such documents were previously submitted with a POC, a statement to that effect. If the promissory note has been lost or destroyed, a lost note affidavit shall be submitted;

b.	To the extent not previously submitted with a POC, Servicer shall include a statement in an MRS setting forth the basis for asserting that the applicable party has the right to foreclose.

c.
An affidavit, sworn statement or Declaration made by Servicer or based on information provided by Servicer (“MRS affidavit” (which term includes, without limitation, any facts provided by Servicer that are included in any attachment and submitted to establish the truth of such facts) setting forth:

i.	whether there has been a default in paying pre-petition arrearage or post-petition amounts (an “MRS delinquency”);

ii.	if there has been such a default, (a) the unpaid principal balance, (b) a description of any default with respect to the pre-petition arrearage, (c) a description of any default with respect to the post-petition amount (including, if applicable, any escrow shortage), (d) the amount of the pre-petition arrearage (if applicable), (e) the post-petition payment amount, (f) for the period since the date of the first post-petition or pre-petition default that is continuing and has not been cured, the date and amount of each payment made (including escrow payments) and the application of each such payment, and (g) the amount, date and description of each fee or charge applied to such pre-petition amount or post-petition amount since the later of the date of the petition or the preceding statement pursuant to paragraph III.B.1.a; and

iii.	all amounts claimed, including a statement of the amount necessary to cure any default on or about the date of the MRS.

d.	All other attachments prescribed by statute, rule, or law.

e.
Servicer shall ensure that any MRS discloses the terms of any trial period or permanent loan modification plan pending at the time of filing of a MRS or whether the debtor is being evaluated for a loss mitigation option.

E.	Quality Assurance Systems Review.

1.
Servicer shall conduct regular reviews, not less than quarterly, of a statistically valid sample of affidavits, sworn statements, Declarations filed by or on behalf of Servicer in judicial foreclosures or bankruptcy proceedings and notices of default, notices of sale and similar notices submitted in non-judicial foreclosures to ensure that the documents are accurate and comply with prevailing law and this Agreement.

a.
The reviews shall also verify the accuracy of the statements in affidavits, sworn statements, Declarations and documents used to foreclose in non-judicial foreclosures, the account summary described in paragraph I.B.10, the ownership statement described in paragraph I.C.2, and the loss mitigation statement described in paragraph IV.B.13 by reviewing the underlying information. Servicer shall take appropriate remedial steps if deficiencies are identified, including appropriate remediation in individual cases.

b.	The reviews shall also verify the accuracy of the statements in affidavits, sworn statements and Declarations submitted in bankruptcy proceedings. Servicer shall take appropriate remedial steps if deficiencies are identified, including appropriate remediation in individual cases.

2.
The quality assurance steps set forth above shall be conducted by Servicer employees who are separate and independent of employees who prepare foreclosure or bankruptcy affidavits, sworn statements, or other foreclosure or bankruptcy documents.

3.
Servicer shall conduct regular pre-filing reviews of a statistically valid sample of POCs to ensure that the POCs are accurate and comply with prevailing law and this Agreement. The reviews shall also verify the accuracy of the statements in POCs. Servicer shall take appropriate remedial steps if deficiencies are identified, including appropriate remediation in individual cases. The pre-filing review shall be conducted by Servicer employees who are separate and independent of the persons who prepared the applicable POCs.

4.
Servicer shall regularly review and assess the adequacy of its internal controls and procedures with respect to its obligations under this Agreement and implement appropriate procedures to address deficiencies.

II.	THIRD-PARTY PROVIDER OVERSIGHT.

A.	Oversight Duties Applicable to All Third-Party Providers.
Servicer shall adopt policies and processes to oversee and manage foreclosure firms, law firms, foreclosure trustees, subservicers and other agents, independent contractors, entities and third parties (including subsidiaries and affiliates) retained by or on behalf of Servicer that provide foreclosure, bankruptcy or mortgage servicing activities (including loss mitigation) (collectively, such activities are “Servicing Activities” and such providers are “Third-Party Providers”), including:

1.
Servicer shall perform appropriate due diligence of Third-Party Providers’ qualifications, expertise, capacity, reputation, complaints, information security, document custody practices, business continuity, and financial viability.

2.
Servicer shall amend agreements, engagement letters, or oversight policies, or enter into new agreements or engagement letters, with Third-Party Providers to require them to comply with Servicer’s applicable policies and procedures (which will incorporate any applicable aspects of this Agreement) and applicable state and federal laws and rules.

3.
Servicer shall ensure that agreements, contracts or oversight policies provide for adequate oversight, including measures to enforce Third-Party Provider contractual obligations, and to ensure timely action with respect to Third-Party Provider performance failures.

4.
Servicer shall ensure that foreclosure and bankruptcy counsel and foreclosure trustees have appropriate access to information from Servicer’s books and records necessary to perform their duties in preparing pleadings and other documents submitted in foreclosure and bankruptcy proceedings.

5.	Servicer shall ensure that all information provided by or on behalf of Servicer to Third-Party Providers in connection with providing Servicing Activities is accurate and complete.

6.	Servicer shall conduct periodic reviews of Third-Party Providers. These reviews shall include:

a.
A review of a sample of the foreclosure and bankruptcy documents prepared by the Third-Party Provider, to provide for compliance with applicable state and federal law and this Agreement in connection with the preparation of the documents, and the accuracy of the facts contained therein;

b.
A review of the fees and costs assessed by the Third-Party Provider to provide that only fees and costs that are lawful, reasonable and actually incurred are charged to borrowers and that no portion of any fees or charges incurred by any Third-Party Provider for technology usage, connectivity, or electronic invoice submission is charged as a cost to the borrower;

c.	A review of the Third-Party Provider’s processes to provide for compliance with the Servicer’s policies and procedures concerning Servicing Activities;

d.	A review of the security of original loan documents maintained by the Third-Party Provider;

e.
A requirement that the Third-Party Provider disclose to the Servicer any imposition of sanctions or professional disciplinary action taken against them for misconduct related to performance of Servicing Activities; and

f.
An assessment of whether bankruptcy attorneys comply with the best practice of determining whether a borrower has made a payment curing any MRS delinquency within two business days of the scheduled hearing date of the related MRS.

The quality assurance steps set forth above shall be conducted by Servicer employees who are separate and independent of employees who prepare foreclosure or bankruptcy affidavits, sworn documents, Declarations or other foreclosure or bankruptcy documents.

7.	Servicer shall take appropriate remedial steps if problems are identified through this review or otherwise, including, when appropriate, terminating its relationship with the Third-Party Provider.

8.	Servicer shall adopt processes for reviewing and appropriately addressing customer complaints it receives about Third-Party Provider services.

9.
Servicer shall regularly review and assess the adequacy of its internal controls and procedures with respect to its obligations under this Section, and take appropriate remedial steps if deficiencies are identified, including appropriate remediation in individual cases.

B.	Additional Oversight of Activities by Third-Party Providers.

1.
Servicer shall require a certification process for law firms (and recertification of existing law firm providers) that provide residential mortgage foreclosure and bankruptcy services for Servicer, on a periodic basis, as qualified to serve as a Third-Party Provider to Servicer, including that attorneys have the experience and competence necessary to perform the services requested.

2.
Servicer shall ensure that attorneys are licensed to practice in the relevant jurisdiction, have the experience and competence necessary to perform the services requested, and that their services comply with applicable rules, regulations and applicable law (including state law prohibitions on fee splitting).

3.
Servicer shall ensure that foreclosure and bankruptcy counsel and foreclosure trustees have an appropriate Servicer contact to assist in legal proceedings and to facilitate loss mitigation questions on behalf of the borrower.

4.	Servicer shall adopt policies requiring Third-Party Providers to maintain records that identify all notarizations of Servicer documents executed by each notary employed by the Third-Party Provider.

III.	BANKRUPTCY.

A.	General.

1.
The provisions, conditions and obligations imposed herein are intended to be interpreted in accordance with applicable federal, state and local laws, rules and regulations. Nothing herein shall require a Servicer to do anything inconsistent with applicable state or federal law, including the applicable bankruptcy law or a court order in a bankruptcy case.

2.
Servicer shall ensure that employees who are regularly engaged in servicing mortgage loans as to which the borrower or mortgagor is in bankruptcy receive training specifically addressing bankruptcy issues.

B.	Chapter 13 Cases.

1.	In any chapter 13 case, Servicer shall ensure that:

a.
So long as the debtor is in a chapter 13 case, within 180 days after the date on which the fees, expenses, or charges are incurred, Servicer shall file and serve on the debtor, debtor’s counsel, and the trustee a notice in a form consistent with Official Form B10 (Supplement 2) itemizing fees, expenses, or charges (1) that were incurred in connection with the claim after the bankruptcy case was filed, (2) that the holder asserts are recoverable against the debtor or against the debtor’s principal residence, and (3) that the holder intends to collect from the debtor.

b.
Servicer replies within time periods established under bankruptcy law to any notice that the debtor has completed all payments under the plan or otherwise paid in full the amount required to cure any pre-petition default.

c.	If the Servicer fails to provide information as required by paragraph III.B.1.a with respect to a fee, expense or charge within 180 days of the incurrence of such fee, expense, or charge, then,

i.
Except for independent charges (“Independent charge”) paid by the Servicer that is either (A) specifically authorized by the borrower or (B) consists of amounts advanced by Servicer in respect of taxes, homeowners association fees, liens or insurance, such fee, expense or charge shall be deemed waived and may not be collected from the borrower.

ii.	In the case of an Independent charge, the court may, after notice and hearing, take either or both of the following actions:

(a)
preclude the holder from presenting the omitted information, in any form, as evidence in any contested matter or adversary proceeding in the case, unless the court determines that the failure was substantially justified or is harmless; or

(b)	award other appropriate relief, including reasonable expenses and attorney’s fees caused by the failure.

d.
If the Servicer fails to provide information as required by paragraphs III.B.1.a or III.B.1.b and bankruptcy law with respect to a fee, expense or charge (other than an Independent Charge) incurred more than 45 days before the date of the reply referred to in paragraph III.B.1.b, then such fee, expense or charge shall be deemed waived and may not be collected from the borrower.

e.
Servicer shall file and serve on the debtor, debtor’s counsel, and the trustee a notice in a form consistent with the current draft of Official Form B10 (Supplement 1) (effective December 2011) of any change in the payment amount, including any change that results from an interest rate or escrow account adjustment, no later than 21 days before a payment in the new amount is due. Servicer shall waive and not collect any late charge or other fees imposed solely as a result of the failure of the borrower timely to make a payment attributable to the failure of Servicer to give such notice timely.

IV.	LOSS MITIGATION.
These requirements are intended to apply to both government-sponsored and proprietary loss mitigation programs and shall apply to subservicers performing loss mitigation services on Servicer’s behalf.

A.	Loss Mitigation Requirements.

1.
Servicer shall be required to notify potentially eligible borrowers of currently available loss mitigation options prior to foreclosure referral. Upon the timely receipt of a complete loan modification application, Servicer shall evaluate borrowers for all available loan modification options for which they are eligible prior to referring a borrower to foreclosure and shall facilitate the submission and review of loss mitigation applications. The foregoing notwithstanding, Servicer shall have no obligation to solicit borrowers who are in bankruptcy.

2.
Servicer shall offer and facilitate loan modifications for borrowers rather than initiate foreclosure when such loan modifications for which they are eligible are net present value (NPV) positive and meet other investor, guarantor, insurer and program requirements.

3.
Servicer shall allow borrowers enrolled in a trial period plan under prior HAMP guidelines (where borrowers were not pre-qualified) and who made all required trial period payments, but were later denied a permanent modification, the opportunity to reapply for a HAMP or proprietary loan modification using current financial information.

4.
Servicer shall promptly send a final modification agreement to borrowers who have enrolled in a trial period plan under current HAMP guidelines (or fully underwritten proprietary modification programs with a trial payment period) and who have made the required number of timely trial period payments, where the modification is underwritten prior to the trial period and has received any necessary investor, guarantor or insurer approvals. The borrower shall then be converted by Servicer to a permanent modification upon execution of the final modification documents, consistent with applicable program guidelines, absent evidence of fraud.

B.	Dual Track Restricted.

1.	If a borrower has not already been referred to foreclosure, Servicer shall not refer an eligible borrower’s account to foreclosure while the borrower’s complete application for any loan modification program is pending if Servicer received (a) a complete loan modification application no later than day 120 of delinquency, or (b)

a substantially complete loan modification application (missing only any required documentation of hardship) no later than day 120 of delinquency and Servicer receives any required hardship documentation no later than day 130 of delinquency. Servicer shall not make a referral to foreclosure of an eligible borrower who so provided an application until:

a.	Servicer determines (after the automatic review in paragraph IV.G.1) that the borrower is not eligible for a loan modification, or

b.
If borrower does not accept an offered foreclosure prevention alternative within 14 days of the evaluation notice, the earlier of (i) such 14 days, and (ii) borrower’s decline of the foreclosure prevention offer.

2.
If borrower accepts the loan modification resulting from Servicer’s evaluation of the complete loan modification application referred to in paragraph IV.B.1 (verbally, in writing (including e-mail responses) or by submitting the first trial modification payment) within 14 days of Servicer’s offer of a loan modification, then the Servicer shall delay referral to foreclosure until (a) if the Servicer fails timely to receive the first trial period payment, the last day for timely receiving the first trial period payment, and (b) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

3.
If the loan modification requested by a borrower as described in paragraph IV.B.1 is denied, except when otherwise required by federal or state law or investor directives, if borrower is entitled to an appeal under paragraph IV.G.3, Servicer will not proceed to a foreclosure sale until the later of (if applicable):

a.	expiration of the 30-day appeal period; and

b.
if the borrower appeals the denial, until the later of (if applicable) (i) if Servicer denies borrower’s appeal, 15 days after the letter denying the appeal, (ii) if the Servicer sends borrower a letter granting his or her appeal and offering a loan modification, 14 days after the date of such offer, (iii) if the borrower timely accepts the loan modification offer (verbally, in writing (including e-mail responses), or by making the first trial period payment), after the Servicer fails timely to receive the first trial period payment, and (iv) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

4.	If, after an eligible borrower has been referred to foreclosure, the Servicer receives a complete application from the borrower within

30 days after the Post Referral to Foreclosure Solicitation Letter, then while such loan modification application is pending, Servicer shall not move for foreclosure judgment or order of sale (or, if a motion has already been filed, shall take reasonable steps to avoid a ruling on such motion), or seek a foreclosure sale. If Servicer offers the borrower a loan modification, Servicer shall not move for judgment or order of sale, (or, if a motion has already been filed, shall take reasonable steps to avoid a ruling on such motion), or seek a foreclosure sale until the earlier of (a) 14 days after the date of the related offer of a loan modification, and (b) the date the borrower declines the loan modification offer. If the borrower accepts the loan modification offer (verbally, in writing (including e-mail responses) or by submitting the first trial modification payment) within 14 days after the date of the related offer of loan modification, Servicer shall continue this delay until the later of (if applicable) (A) the failure by the Servicer timely to receive the first trial period payment, and (B) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

5.
If the loan modification requested by a borrower described in paragraph IV.B.4 is denied, then, except when otherwise required by federal or state law or investor directives, if borrower is entitled to an appeal under paragraph IV.G.3, Servicer will not proceed to a foreclosure sale until the later of (if applicable):

a.	expiration of the 30-day appeal period; and

b.
if the borrower appeals the denial, until the later of (if applicable) (i) if Servicer denies borrower’s appeal, 15 days after the letter denying the appeal, (ii) if the Servicer sends borrower a letter granting his or her appeal and offering a loan modification, 14 days after the date of such offer, (iii) if the borrower timely accepts the loan modification offer (verbally, in writing (including e-mail responses), or by making the first trial period payment), after the failure of the Servicer timely to receive the first trial period payment, and (iv) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

6.
If, after an eligible borrower has been referred to foreclosure, Servicer receives a complete loan modification application more than 30 days after the Post Referral to Foreclosure Solicitation Letter, but more than 37 days before a foreclosure sale is scheduled, then while such loan modification application is pending, Servicer shall not proceed with the foreclosure sale. If Servicer offers a loan modification, then Servicer shall delay the foreclosure sale until the earlier of (i) 14 days after the date of the related offer of loan modification, and (ii) the date the borrower declines the loan modification offer. If the borrower accepts the loan modification offer (verbally, in writing (including e-mail responses) or by submitting the first trial modification payment) within 14 days, Servicer shall delay the foreclosure sale until the later of (if applicable) (A) the failure by the Servicer timely to receive the first trial period payment, and (B) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

7.
If the loan modification requested by a borrower described in paragraph IV.B.6 is denied and it is reasonable to believe that more than 90 days remains until a scheduled foreclosure date or the first date on which a sale could reasonably be expected to be scheduled and occur, then, except when otherwise required by federal or state law or investor directives, if borrower is entitled to an appeal under paragraph IV.G.3.a, Servicer will not proceed to a foreclosure sale until the later of (if applicable):

a.	expiration of the 30-day appeal period; and

b.
if the borrower appeals the denial, until the later of (if applicable) (i) if Servicer denies borrower’s appeal, 15 days after the letter denying the appeal, (ii) if the Servicer sends borrower a letter granting his or her appeal and offering a loan modification, 14 days after the date of such offer, (iii) if the borrower timely accepts the loan modification offer (verbally, in writing (including e-mail responses), or by making the first trial period payment), after the Servicer fails timely to receive the first trial period payment, and (iv) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

8.
If, after an eligible borrower has been referred to foreclosure, Servicer receives a complete loan modification application more than 30 days after the Post Referral to Foreclosure Solicitation Letter, but within 37 to 15 days before a foreclosure sale is scheduled, then Servicer shall conduct an expedited review of the borrower and, if the borrower is extended a loan modification offer, Servicer shall postpone any foreclosure sale until the earlier of (a) 14 days after the date of the related evaluation notice, and (b) the date the borrower declines the loan modification offer. If the borrower timely accepts the loan modification offer (either in writing or by submitting the first trial modification payment), Servicer shall delay the foreclosure sale until the later of (if applicable) (A) the failure by the Servicer timely to receive the first trial period payment, and (B) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

9.
If, after an eligible borrower has been referred to foreclosure, the Servicer receives a complete loan modification application more than 30 days after the Post Referral to Foreclosure Solicitation Letter and less than 15 days before a scheduled foreclosure sale, Servicer must notify the borrower before the foreclosure sale date as to Servicer’s determination (if its review was completed) or inability to complete its review of the loan modification application. If Servicer makes a loan modification offer to the borrower, then Servicer shall postpone any sale until the earlier of (a) 14 days after the date of the related evaluation notice, and (b) the date the borrower declines the loan modification offer. If the borrower timely accepts a loan modification offer (either in writing or by submitting the first trial modification payment), Servicer shall delay the foreclosure sale until the later of (if applicable) (A) the failure by the Servicer timely to receive the first trial period payment, and (B) if the Servicer timely receives the first trial period payment, after the borrower breaches the trial plan.

10.
For purposes of this section IV.B, Servicer shall not be responsible for failing to obtain a delay in a ruling on a judgment or failing to delay a foreclosure sale if Servicer made a request for such delay, pursuant to any state or local law, court rule or customary practice, and such request was not approved.

11.	Servicer shall not move to judgment or order of sale or proceed with a foreclosure sale under any of the following circumstances:

a.	The borrower is in compliance with the terms of a trial loan modification, forbearance, or repayment plan; or

b.
A short sale or deed-in-lieu of foreclosure has been approved by all parties (including, for example, first lien investor, junior lien holder and mortgage insurer, as applicable), and proof of funds or financing has been provided to Servicer.

12.
If a foreclosure or trustee’s sale is continued (rather than cancelled) to provide time to evaluate loss mitigation options, Servicer shall promptly notify borrower in writing of the new date of sale (without delaying any related foreclosure sale).

13.
As indicated in paragraph I.A.18, Servicer shall send a statement to the borrower outlining loss mitigation efforts undertaken with respect to the borrower prior to foreclosure referral. If no loss mitigation efforts were offered or undertaken, Servicer shall state whether it contacted or attempted to contact the borrower and, if applicable, why the borrower was ineligible for a loan modification or other loss mitigation options.

14.
Servicer shall ensure timely and accurate communication of or access to relevant loss mitigation status and changes in status to its foreclosure attorneys, bankruptcy attorneys and foreclosure trustees and, where applicable, to court-mandated mediators.

C.	Single Point of Contact.

1.
Servicer shall establish an easily accessible and reliable single point of contact (“SPOC”) for each potentially-eligible first lien mortgage borrower so that the borrower has access to an employee of Servicer to obtain information throughout the loss mitigation, loan modification and foreclosure processes.

2.
Servicer shall initially identify the SPOC to the borrower promptly after a potentially-eligible borrower requests loss mitigation assistance. Servicer shall provide one or more direct means of communication with the SPOC on loss mitigation-related correspondence with the borrower. Servicer shall promptly provide updated contact information to the borrower if the designated SPOC is reassigned, no longer employed by Servicer, or otherwise not able to act as the primary point of contact.

a.	Servicer shall ensure that debtors in bankruptcy are assigned to a SPOC specially trained in bankruptcy issues.

3.	The SPOC shall have primary responsibility for:

a.	Communicating the options available to the borrower, the actions the borrower must take to be considered for these options and the status of Servicer’s evaluation of the borrower for these options;

b.	Coordinating receipt of all documents associated with loan modification or loss mitigation activities;

c.	Being knowledgeable about the borrower’s situation and current status in the delinquency/imminent default resolution process; and

d.	Ensuring that a borrower who is not eligible for MHA programs is considered for proprietary or other investor loss mitigation options.

4.	The SPOC shall, at a minimum, provide the following services to borrowers:

a.	Contact borrower and introduce himself/herself as the borrower’s SPOC;
b.     Explain programs for which the borrower is eligible;

c.	Explain the requirements of the programs for which the borrower is eligible;
d.     Explain program documentation requirements;

e.	Provide basic information about the status of borrower’s account, including pending loan modification applications, other loss mitigation alternatives, and foreclosure activity;

f.	Notify borrower of missing documents and provide an address or electronic means for submission of documents by borrower in order to complete the loan modification application;

g.	Communicate Servicer’s decision regarding loan modification applications and other loss mitigation alternatives to borrower in writing;

h.	Assist the borrower in pursuing alternative non-foreclosure options upon denial of a loan modification;

i.	If a loan modification is approved, call borrower to explain the program;

j.	Provide information regarding credit counseling where necessary;

k.	Help to clear for borrower any internal processing requirements; and

l.	Have access to individuals with the ability to stop foreclosure proceedings when necessary to comply with the MHA Program or this Agreement.

5.     The SPOC shall remain assigned to borrower’s account and available to borrower until such time as Servicer determines in good faith that all loss mitigation options have been exhausted, borrower’s account becomes current or, in the case of a borrower in bankruptcy, the borrower has exhausted all loss mitigation options for which the borrower is potentially eligible and has applied.

6.
Servicer shall ensure that the SPOC is available to borrowers via telephone, though such availability can be arranged on an appointment basis. If the SPOC is only reachable on an appointment basis, such appointment shall be made available to the borrower promptly, but in any event an appointment with the SPOC must be offered on a date no later than 7 days from the borrower’s request. Borrowers shall be offered the option of scheduling an appointment with another member of the SPOC team if their assigned SPOC is unavailable on the borrower’s requested date. In the event the SPOC is unavailable, Servicer shall ensure that personnel with access to all information required to be maintained under this section are available to the borrower to perform the SPOC’s normal duties.

7.	Servicer shall ensure that a SPOC can refer and transfer a borrower to an appropriate supervisor upon request of the borrower.

8.
Servicer shall ensure that relevant records relating to borrower’s account are promptly available to the borrower’s SPOC, so that the SPOC can timely, adequately and accurately inform the borrower of the current status of loss mitigation, loan modification, and foreclosure activities.

9.
Servicer shall ensure that all regularly maintained records of communications between the SPOC and borrower, as well as any other notes related to the borrower’s file, are centrally accessible to other Servicer staff.

10.	Servicer’s management shall supervise the SPOCs’ performance and regularly monitor workload, phone logs, call recordings, communication logs and complaints to ensure timely responses to borrowers.

11.
Servicer shall designate one or more management level employees to be the primary contact for the Attorneys General, state financial regulators, the Executive Office of U.S. Trustee, each regional office of the U.S. Trustee, and federal regulators for communication regarding complaints and inquiries from individual borrowers who are in default and/or have applied for loan modifications. Servicer shall provide a written acknowledgment to all such inquiries within 10 business days. Servicer shall provide a substantive written response to all such inquiries within 30 days. Servicer shall provide relevant loan information to borrower and to Attorneys General, state financial regulators, federal regulators, the Executive Office of the U.S. Trustee, and each U.S. Trustee upon written request and if properly authorized. A written complaint filed by a borrower and forwarded by a state attorney general or financial regulatory agency to Servicer shall be deemed to have proper authorization.

12.	Servicer shall establish and make available to Chapter 13 trustees a toll-free number staffed by persons trained in bankruptcy to respond to inquiries from Chapter 13 trustees.

13.
Notwithstanding the assignment of a SPOC to a borrower, the Servicer shall not deny the borrower access to loss mitigation through the servicer’s personnel or representatives at homeownership and public workshops, nonprofit housing counselors, homeownership centers, and other avenues for accessing relief in which the servicer participates.

D.	Loss Mitigation Communications with Borrowers.

1.
Servicer shall commence outreach efforts to communicate loss mitigation options for first lien mortgage loans to all potentially eligible delinquent borrowers (other than those in bankruptcy) beginning on timelines that are in accordance with HAMP borrower solicitation guidelines set forth in the MHA Handbook version 4.3, Chapter II, Section 2.2, or the most recent version, regardless of whether the borrower is eligible for a HAMP modification. Servicer shall provide borrowers with notices that include contact information for national or state foreclosure assistance hotlines and state housing counseling resources, as appropriate. The use by Servicer of nothing more than prerecorded automatic messages in loss mitigation communications with borrowers shall not be sufficient in those instances in which it fails to result in contact between the borrower and one of Servicer’s loss mitigation specialists. Servicer shall conduct affirmative outreach efforts to inform delinquent second lien borrowers (other than those in bankruptcy) about the availability of payment reduction options. The foregoing notwithstanding, Servicer shall have no obligation to solicit borrowers who are in bankruptcy.

2.	Servicer shall disclose and provide accurate information to borrowers relating to the qualification process and eligibility factors for loss mitigation programs.

3.
Servicer shall communicate, at the written request of the borrower, with the borrower’s authorized representatives, including housing counselors. Servicer shall communicate with representatives from state attorneys general and financial regulatory agencies acting upon a written complaint filed by the borrower and forwarded by the state attorney general or financial regulatory agency to Servicer. When responding to the borrower regarding such complaint, Servicer shall include the applicable state attorney general on all correspondence with the borrower regarding such complaint.

4.
Servicer shall cease all collection efforts while the borrower (i) is making timely payments under a trial loan modification or (ii) has submitted a complete loan modification application, and a modification decision is pending. Notwithstanding the above, Servicer reserves the right to contact a borrower to gather required loss mitigation documentation or to assist a borrower with performance under a trial loan modification plan.

5.
Servicer shall consider partnering with third parties, including national chain retailers, and shall consider the use of select bank branches affiliated with Servicer, to set up programs to allow borrowers to copy, fax, scan, transmit by overnight delivery, or mail or email documents to Servicer free of charge.

6.
Within five business days after referral to foreclosure, the Servicer (including any attorney (or trustee) conducting foreclosure proceedings at the direction of the Servicer) shall send a written communication (“Post Referral to Foreclosure Solicitation Letter”) to the borrower that includes clear language that:

a.	The Servicer may have sent to the borrower one or more borrower solicitation communications;

b.	The borrower can still be evaluated for alternatives to foreclosure even if he or she had previously shown no interest;

c.	The borrower should contact the Servicer to obtain a loss mitigation application package;

d.	The borrower must submit a loan modification application to the Servicer to request consideration for available foreclosure prevention alternatives;

e.	Provides the Servicer’s contact information for submitting a complete loan modification application, including the Servicer’s toll-free number; and

f.
Unless the form of letter is otherwise specified by investor directive or state law or the borrower is not eligible for an appeal under paragraph IV.G.3.a, states that if the borrower is contemplating or has pending an appeal of an earlier denial of a loan modification application, that he or she may submit a loan modification application in lieu of his or her appeal within 30 days after the Post Referral to Foreclosure Solicitation Letter.
E.    Development of Loan Portals.

1.
Servicer shall develop or contract with a third-party vendor to develop an online portal linked to Servicer’s primary servicing system where borrowers can check, at no cost, the status of their first lien loan modifications.

2.	Servicer shall design portals that may, among other things:

a.	Enable borrowers to submit documents electronically;

b.	Provide an electronic receipt for any documents submitted;

c.	Provide information and eligibility factors for proprietary loan modification and other loss mitigation programs; and

d.	Permit Servicer to communicate with borrowers to satisfy any written communications required to be provided by Servicer, if borrowers submit documents electronically.

3.
Servicer shall participate in the development and implementation of a neutral, nationwide loan portal system linked to Servicer’s primary servicing system, such as Hope LoanPort to enhance communications with housing counselors, including using the technology used for the Borrower Portal, and containing similar features to the Borrower Portal.

4.
Servicer shall update the status of each pending loan modification on these portals at least every 10 business days and ensure that each portal is updated on such a schedule as to maintain consistency.

F.	Loan Modification Timelines.

1.
Servicer shall provide written acknowledgement of the receipt of documentation submitted by the borrower in connection with a first lien loan modification application within 3 business days. In its initial acknowledgment, Servicer shall briefly describe the loan modification process and identify deadlines and expiration dates for submitted documents.

2.	Servicer shall notify borrower of any known deficiency in borrower’s initial submission of information, no later than 5 business days after receipt, including any missing information or documentation required for the loan modification to be considered complete.

3.
Subject to section IV.B, Servicer shall afford borrower 30 days from the date of Servicer’s notification of any missing information or documentation to supplement borrower’s submission of information prior to making a determination on whether or not to grant an initial loan modification.

4.
Servicer shall review the complete first lien loan modification application submitted by borrower and shall determine the disposition of borrower’s trial or preliminary loan modification request no later than 30 days after receipt of the complete loan modification application, absent compelling circumstances beyond Servicer’s control.

5.
Servicer shall implement processes to ensure that second lien loan modification requests are evaluated on a timely basis. When a borrower qualifies for a second lien loan modification after a first lien loan modification in accordance with Section 2.c.i of the General Framework for Consumer Relief Provisions, the Servicer of the second lien loan shall (absent compelling circumstances beyond Servicer’s control) send loan modification documents to borrower no later than 45 days after the Servicer receives official notification of the successful completion of the related first lien loan modification and the essential terms.

6.
For all proprietary first lien loan modification programs, Servicer shall allow properly submitted borrower financials to be used for 90 days from the date the documents are received, unless Servicer learns that there has been a material change in circumstances or unless investor requirements mandate a shorter time frame.

7.
Servicer shall notify borrowers of the final denial of any first lien loan modification request within 10 business days of the denial decision. The notification shall be in the form of the non-approval notice required in paragraph IV.G.1 below.

G.	Independent Evaluation of First Lien Loan Modification Denials.

1.
Except when evaluated as provided in paragraphs IV.B.8 or IV.B.9, Servicer’s initial denial of an eligible borrower’s request for first lien loan modification following the submission of a complete loan modification application shall be subject to an independent evaluation. Such evaluation shall be performed by an independent entity or a different employee who has not been involved with the particular loan modification.

2.     Denial Notice.

a.
When a first lien loan modification is denied after independent review, Servicer shall send a written non-approval notice to the borrower identifying the reasons for denial and the factual information considered. The notice shall inform the borrower that he or she has 30 days from the date of the denial letter declination to provide evidence that the eligibility determination was in error.

b.
If the first lien modification is denied because disallowed by investor, Servicer shall disclose in the written non-approval notice the name of the investor and summarize the reasons for investor denial.

c.
For those cases where a first lien loan modification denial is the result of an NPV calculation, Servicer shall provide in the written non-approval notice the monthly gross income and property value used in the calculation.

3.	Appeal Process.

a.
After the automatic review in paragraph IV.G.1 has been completed and Servicer has issued the written non-approval notice, in the circumstances described in the first sentences of paragraphs IV.B.3, IV.B.5 or IV.B.7, except when otherwise required by federal or state law or investor directives, borrowers shall have 30 days to request an appeal and obtain an independent review of the first lien loan modification denial in accordance with the terms of this Agreement. Servicer shall ensure that the borrower has 30 days from the date of the written non-approval notice to provide information as to why Servicer’s determination of eligibility for a loan modification was in error, unless the reason for non-approval is (1) ineligible mortgage, (2) ineligible property, (3) offer not accepted by borrower or request withdrawn, or (4) the loan was previously modified.

b.
For those cases in which the first lien loan modification denial is the result of an NPV calculation, if a borrower disagrees with the property value used by Servicer in the NPV test, the borrower can request that a full appraisal be conducted of the property by an independent licensed appraiser (at borrower expense) consistent with HAMP directive 10-15. Servicer shall comply with the process set forth in HAMP directive 10-15, including using such value in the NPV calculation.

c.
Servicer shall review the information submitted by borrower and use its best efforts to communicate the disposition of borrower’s appeal to borrower no later than 30 days after receipt of the information.

d.	If Servicer denies borrower’s appeal, Servicer’s appeal denial letter shall include a description of other available loss mitigation, including short sales and deeds in lieu of foreclosure.

H.     General Loss Mitigation Requirements.

1.
Servicer shall maintain adequate staffing and systems for tracking borrower documents and information that are relevant to foreclosure, loss mitigation, and other Servicer operations. Servicer shall make periodic assessments to ensure that its staffing and systems are adequate.

2.
Servicer shall maintain adequate staffing and caseload limits for SPOCs and employees responsible for handling foreclosure, loss mitigation and related communications with borrowers and housing counselors. Servicer shall make periodic assessments to ensure that its staffing and systems are adequate.

3.	Servicer shall establish reasonable minimum experience, educational and training requirements for loss mitigation staff.

4.	Servicer shall document electronically key actions taken on a foreclosure, loan modification, bankruptcy, or other servicing file, including communications with the borrower.

5.	Servicer shall not adopt compensation arrangements for its employees that encourage foreclosure over loss mitigation alternatives.

6.
Servicer shall not make inaccurate payment delinquency reports to credit reporting agencies when the borrower is making timely reduced payments pursuant to a trial or other loan modification agreement. Servicer shall provide the borrower, prior to entering into a trial loan modification, with clear and conspicuous written information that adverse credit reporting consequences may result from the borrower making reduced payments during the trial period.

7.
Where Servicer grants a loan modification, Servicer shall provide borrower with a copy of the fully executed loan modification agreement within 45 days of receipt of the executed copy from the borrower. All modifications shall be evidenced in writing.

8.	Servicer shall not instruct, advise or recommend that borrowers go into default in order to qualify for loss mitigation relief.

9.	Servicer shall not discourage borrowers from working or communicating with legitimate non-profit housing counseling services.

10.
Servicer shall not, in the ordinary course, require a borrower to waive or release claims and defenses as a condition of approval for a loan modification program or other loss mitigation relief. However, nothing herein shall preclude Servicer from requiring a waiver or release of claims and defenses with respect to a loan modification offered in connection with the resolution of a contested claim, when the borrower would not otherwise be qualified for that loan modification under existing Servicer programs.

11.
Servicer shall not charge borrower an application fee in connection with a request for a loan modification. Servicer shall provide borrower with a pre-paid overnight envelope or pre-paid address label for return of a loan modification application. However, if Servicer makes a copy of the loan modification application available free of charge via an internet portal, and allows for submission of the packet via electronic means, and the borrower elects to submit such documentation electronically, no pre-paid envelope or label shall be required.

12.
Notwithstanding any other provision of this Agreement, and to minimize the risk of borrowers submitting multiple loss mitigation requests for the purpose of delay, Servicer shall not be obligated to evaluate requests for loss mitigation options from (a) borrowers who have already been evaluated or afforded a fair opportunity to be evaluated consistent with the requirements of HAMP or proprietary modification programs, or (b) borrowers who were evaluated after the date of implementation of this Agreement, consistent with this Agreement, unless there has been a material change in the borrower’s financial circumstances that is documented by borrower and submitted to Servicer.

I.	Proprietary First Lien Loan Modifications.

1.
Servicer shall make publicly available information on its qualification processes, all required documentation and information necessary for a complete first lien loan modification application, and key eligibility factors for all proprietary loan modifications.

2.
Servicer shall design proprietary first lien loan modification programs that are intended to produce sustainable modifications according to investor guidelines and previous results. Servicer shall design these programs with the intent of providing affordable payments for borrowers needing longer term or permanent assistance.

3.
Servicer shall track outcomes and maintain records regarding characteristics and performance of proprietary first lien loan modifications. Servicer shall provide a description of modification waterfalls, eligibility criteria, and modification terms, on a publicly-available website.

4.	Servicer shall not charge any application or processing fees for proprietary first lien loan modifications.

J.     Proprietary Second Lien Loan Modifications.

1.	Servicer shall make publicly available information on its qualification processes, all required documentation and information necessary for a complete second lien modification application.

2.	Servicer shall design second lien modification programs with the intent of providing affordable payments for borrowers needing longer term or permanent assistance.

3.	Servicer shall not charge any application or processing fees for second lien modifications.

4.
When an eligible borrower with a second lien submits all required information for a second lien loan modification and the modification request is denied, Servicer shall promptly send a written non-approval notice to the borrower.

K.    Short Sales.

1.	Servicer shall make publicly available information on general requirements for the short sale process.

2.	Servicer shall consider appropriate monetary incentives to underwater borrowers to facilitate short sale options.

3.	Servicer shall develop a cooperative short sale process which allows the borrower the opportunity to engage with Servicer to pursue a short sale evaluation prior to putting home on the market.

4.
Servicer shall send written confirmation of the borrower’s first request for a short sale to the borrower or his or her agent within 10 business days of receipt of the request and proper written authorization from the borrower allowing Servicer to communicate with the borrower’s agent. The confirmation shall include basic information about the short sale process and Servicer’s requirements, and will state clearly and conspicuously that the Servicer may demand a deficiency payment if such deficiency claim is permitted by applicable law. No such confirmation shall be required if Servicer has already provided a written acceptance or rejection of the short sale request prior to the passage of 10 business days.

5.
Servicer shall send borrower at borrower’s address of record or to borrower’s agent timely written notice of any missing required documents for consideration of short sale within 30 days of receiving borrower’s request for a short sale.

6.
Servicer shall review the short sale request submitted by borrower and communicate the disposition of borrower’s request no later than 30 days after receipt of all required information and third-party consents.

7.
If the short sale request is accepted, Servicer shall contemporaneously notify the borrower whether Servicer or investor will demand a deficiency payment or related cash contribution and the approximate amount of that deficiency, if such deficiency obligation is permitted by applicable law. If the short sale request is denied, Servicer shall provide reasons for the denial in the written notice. If Servicer waives a deficiency claim, it shall not sell or transfer such claim to a third-party debt collector or debt buyer for collection.

L.    Loss Mitigation During Bankruptcy.

1.
Servicer may not deny any loss mitigation option to eligible borrowers on the basis that the borrower is a debtor in bankruptcy so long as borrower and any trustee cooperates in obtaining any appropriate approvals or consents.

2.
Servicer shall, to the extent reasonable, extend trial period loan modification plans as necessary to accommodate delays in obtaining bankruptcy court approvals or receiving full remittance of debtor’s trial period payments that have been made to a chapter 13 trustee. In the event of a trial period extension, the debtor must make a trial period payment for each month of the trial period, including any extension month.

3.
When the debtor is in compliance with a trial period or permanent loan modification plan, Servicer will not object to confirmation of the debtor’s chapter 13 plan, move to dismiss the pending bankruptcy case, or file a MRS solely on the basis that the debtor paid only the amounts due under the trial period or permanent loan modification plan, as opposed to the non-modified mortgage payments.

M.    Transfer of Servicing of Loans.

1.	Ordinary Transfer of Servicing from Servicer to Successor Servicer or Subservicer.
The following shall apply to all transfers of servicing rights from Servicer to a third-party, including subservicing:

a.	At the time of transfer or sale, Servicer shall inform the successor servicer (including a subservicer) whether a loss mitigation request is pending.

b.	Any contract for the transfer or sale of servicing rights shall obligate the successor servicer to accept and continue processing pending loss mitigation requests.

c.
Any contract for the transfer or sale of servicing rights shall obligate the successor servicer to honor trial and permanent loan modification agreements or other types of loss mitigation agreements entered into by prior servicer.

d.	Any contract for transfer or sale of servicing rights shall designate that borrowers are third party beneficiaries under paragraphs IV.M.1.b and IV.M.1.c, above.

2.	Transfer of Servicing to Servicer.

a.
When Servicer acquires servicing rights from another servicer, Servicer shall ensure that it will accept, and continue to process pending loss mitigation requests from the prior servicer, and that it will honor trial and permanent loan modification agreements or other loss mitigation agreements entered into by the prior servicer, as evidenced by the prior servicer or the borrower. If the borrower provides a copy of a loss mitigation offer and the borrower has complied in good faith with the terms of the offer, that shall be deemed evidence of a loss mitigation agreement. A borrower making payments that conform to the payment terms of the offer shall be deemed to be the borrower’s good faith compliance with the terms of the offer.

3.	Transfer of Servicing with Pending Loss Mitigation.

a.
Where a loan file indicates that a loss mitigation request was pending within 60 days of transfer or a borrower indicates the same, and Servicer lacks clear written evidence of a loss mitigation denial by the prior servicer, Servicer shall take all reasonable steps to obtain confirmation from the prior servicer of the status of any loss mitigation activity or review of a loss mitigation request, and shall:

i.
Where the prior servicer’s review was not complete, complete the review of the borrower's prior loss mitigation request, after notifying the borrower of any necessary information missing from such application, and afford the borrower an opportunity to have the loss mitigation request reviewed through the independent evaluation and appeal processes under paragraphs IV.G.1 or

ii.	Provide the borrower a written denial notice, in compliance with paragraph IV.G.2, and provide the borrower 30 days to request an appeal under paragraph IV.G.3.

b.	The Servicer shall not commence, refer to, or proceed with foreclosure until the servicer has satisfied all requirements under paragraph 3.a. above.

4.	Transfer of Servicing of Loans where the Borrower is in Bankruptcy.

a.	The following shall apply to all transfers of servicing rights to a third party from Servicer, including subservicing:

i.	At the time of transfer or sale, Servicer shall inform the successor servicer or subservicer whether a borrower is a debtor in a bankruptcy proceeding.

ii.	Any contract for the transfer or sale of servicing rights shall obligate the successor servicer to ensure that payments for borrowers in active chapter 13 bankruptcy cases continue to be applied consistent with Paragraph I.B.11.a-b.

b.	The following shall apply to all transfers of servicing rights to Servicer from a third party including prior servicers or subservicers:

i.	At the time of transfer or sale, Servicer shall identify whether a borrower is a debtor in a bankruptcy proceeding.

ii.
In any POC, MRS, or other document filed by or on behalf of Servicer in a bankruptcy proceeding, Servicer shall not impose or collect fees or charges assessed by a prior servicer, unless Servicer has properly itemized and verified those fees and charges, and otherwise complied with the requirements of Paragraphs, I.D, III.B, and VI.

V.	PROTECTIONS FOR MILITARY PERSONNEL.

A.	Servicer shall comply with all applicable provisions of the Servicemembers Civil Relief Act (SCRA), 50 U.S.C. Appx. § 501 et seq., and any applicable state law offering protections to servicemembers.

B.
When a borrower states that he or she is or was within the preceding 9 months (or the then applicable statutory period under the SCRA) in active military service or has received and is subject to military orders requiring him or her to commence active military service, Lender shall determine whether the borrower may be eligible for the protections of the SCRA or for the protections of the provisions of paragraph V.F. If Servicer determines the borrower is so eligible, Servicer shall, until Servicer determines that such customer is no longer protected by the SCRA,

1.	if such borrower is not entitled to a SPOC, route such customers to employees who have been specially trained about the protections of the SCRA to respond to such borrower’s questions, or

2.	if such borrower is entitled to a SPOC, designate as a SPOC for such borrower a person who has been specially trained about the protections of the SCRA (Servicemember SPOC).

C.
Servicer shall, in addition to any other reviews it may perform to assess eligibility under the SCRA, (i) before referring a loan for foreclosure, (ii) within seven days before a foreclosure sale, and (iii) the later of (A)

promptly after a foreclosure sale and (B) within three days before the regularly scheduled end of any redemption period, determine whether the secured property is owned by a servicemember covered under SCRA by searching the Defense Manpower Data Center (DMDC) for evidence of SCRA eligibility by either (a) last name and social security number, or (b) last name and date of birth.

D.
When a servicemember provides written notice requesting protection under the SCRA relating to interest rate relief, but does not provide the documentation required by Section 207(b)(1) of the SCRA (50 USC Appx. § 527(b)(1)), Servicer shall accept, in lieu of the documentation required by Section 207(b)(1) of the SCRA, a letter on official letterheadfrom the servicemember’s commanding officer including a contact telephone number for confirmation:

1.
Addressed in such a way as to signify that the commanding officer recognizes that the letter will be relied on by creditors of the servicemember (a statement that the letter is intended to be relied upon by the Servicemember’s creditors would satisfy this requirement);

2.	Setting forth the full name (including middle initial, if any), Social Security number and date of birth of the servicemember;

3.	Setting forth the home address of the servicemember; and

4.
Setting forth the date of the military orders marking the beginning of the period of military service of the servicemember and, as may be applicable, that the military service of the servicemember is continuing or the date on which the military service of the servicemember ended.

E.
Servicer shall notify customers who are 45 days delinquent that, if they are a servicemember, (a) they may be entitled to certain protections under the SCRA regarding the servicemember’s interest rate and the risk of foreclosure, and (b) counseling for covered servicemembers is available at agencies such as Military OneSource, Armed Forces Legal Assistance, and a HUD-certified housing counselor. Such notice shall include a toll-free number that servicemembers may call to be connected to a person who has been specially trained about the protections of the SCRA to respond to such borrower’s questions. Such telephone number shall either connect directly to such a person or afford a caller the ability to identify him-or herself as an eligible servicemember and be routed to such persons. Servicers hereby confirm that they intend to take reasonable steps to ensure the dissemination of such toll-free number to customers who may be eligible servicemembers.

F.
Irrespective of whether a mortgage obligation was originated before or during the period of a servicemember’s military service, if, based on the determination described in the last sentence and subject to Applicable Requirements, a servicemember’s military orders (or any letter complying with paragraph V.D), together with any other documentation satisfactory to the Servicer, reflects that the servicemember is (a) eligible for Hostile Fire/Imminent Danger Pay and (b) serving at a location (i) more than 750 miles from the location of the secured property or (ii) outside of the United States, then to the extent consistent with Applicable Requirements, the Servicer shall not sell, foreclose, or seize a property for a breach of an obligation on real property owned by a servicemember that is secured by mortgage, deed of trust, or other security in the nature of a mortgage, during, or within 9 months after, the period in which the servicemember is eligible for Hostile Fire/Imminent Danger Pay, unless either (i) Servicer has obtained a court order granted before such sale, foreclosure, or seizure with a return made and approved by the court, or (ii) if made pursuant to an agreement as provided in section 107 of the SCRA (50 U.S.C. Appx. § 517). Unless a servicemember’s eligibility for the protection under this paragraph can be fully determined by a proper search of the DMDC website, Servicer shall only be obligated under this provision if it is able to determine, based on a servicemember’s military orders (or any letter complying with paragraph V.D), together with any other documentation provided by or on behalf of the servicemember that is satisfactory to the Servicer, that the servicemember is (a) eligible for Hostile Fire/Imminent Danger Pay and (b) serving at a location (i) more than 750 miles from the location of the secured property or (ii) outside of the United States.

G.
Servicer shall not require a servicemember to be delinquent to qualify for a short sale, loan modification, or other loss mitigation relief if the servicemember is suffering financial hardship and is otherwise eligible for such loss mitigation. Subject to Applicable Requirements, for purposes of assessing financial hardship in relation to (i) a short sale or deed in lieu transaction, Servicer will take into account whether the servicemember is, as a result of a permanent change of station order, required to relocate even if such servicemember’s income has not been decreased, so long as the servicemember does not have sufficient liquid assets to make his or her monthly mortgage payments, or (ii) a loan modification, Servicer will take into account whether the servicemember is, as a result of his or her military orders required to relocate to a new duty station at least seventy five mile from his or her residence/secured property or to reside at a location other than the residence/secured property, and accordingly is unable personally to occupy the residence and (a) the residence will continue to be occupied by his or her dependents, or (b) the residence is the only residential property owned by the servicemember.

H.	Servicer shall not make inaccurate reports to credit reporting agencies when a servicemember, who has not defaulted before relocating under military orders to a new duty station, obtains a short sale, loan modification, or other loss mitigation relief.
VI.     RESTRICTIONS ON SERVICING FEES.

A.	General Requirements.

1.
All default, foreclosure and bankruptcy-related service fees, including third-party fees, collected from the borrower by Servicer shall be bona fide, reasonable in amount, and disclosed in detail to the borrower as provided in paragraphs I.B.10 and VI.B.1.

B.	Specific Fee Provisions.

1.
Schedule of Fees. Servicer shall maintain and keep current a schedule of common non-state specific fees or ranges of fees that may be charged to borrowers by or on behalf of Servicer. Servicer shall make this schedule available on its website and to the borrower or borrower’s authorized representative upon request. The schedule shall identify each fee, provide a plain language explanation of the fee, and state the maximum amount of the fee or how the fee is calculated or determined.

2.	Servicer may collect a default-related fee only if the fee is for reasonable and appropriate services actually rendered and one of the following conditions is met:

a.	the fee is expressly or generally authorized by the loan instruments and not prohibited by law or this Agreement;

b.	the fee is permitted by law and not prohibited by the loan instruments or this Agreement; or

c.
the fee is not prohibited by law, this Agreement or the loan instruments and is a reasonable fee for a specific service requested by the borrower that is collected only after clear and conspicuous disclosure of the fee is made available to the borrower.

3.
Attorneys’ Fees. In addition to the limitations in paragraph VI.B.2 above, attorneys’ fees charged in connection with a foreclosure action or bankruptcy proceeding shall only be for work actually performed and shall not exceed reasonable and customary fees for such work. In the event a foreclosure action is terminated prior to the final judgment and/or sale for a loss mitigation option, a reinstatement, or payment in full, the borrower shall be liable only for reasonable and customary fees for work actually performed.

4.	Late Fees.

a.
Servicer shall not collect any late fee or delinquency charge when the only delinquency is attributable to late fees or delinquency charges assessed on an earlier payment, and the payment is otherwise a full payment for the applicable period and is paid on or before its due date or within any applicable grace period.

b.
Servicer shall not collect late fees (i) based on an amount greater than the past due amount; (ii) collected from the escrow account or from escrow surplus without the approval of the borrower; or (iii) deducted from any regular payment.

c.
Servicer shall not collect any late fees for periods during which (i) a complete loan modification application is under consideration; (ii) the borrower is making timely trial modification payments; or (iii) a written and binding short sale offer from a bona fide purchaser is being evaluated by Servicer.

C.	Third-Party Fees.

1.	Servicer shall not impose unnecessary or duplicative property inspection, property preservation or valuation fees on the borrower, including, but not limited to, the following:

a.
No property preservation fees shall be imposed on eligible borrowers who have a pending application with Servicer for loss mitigation relief or are performing under a loss mitigation program, unless Servicer has a reasonable basis to believe that property preservation is necessary for the maintenance of the property, such as when the property is vacant or listed on a violation notice from a local jurisdiction;

b.
No property inspection fee shall be imposed on a borrower any more frequently than the timeframes allowed under GSE or HUD guidelines unless Servicer has identified specific circumstances supporting the need for further property inspections; and

c.
Servicer shall be limited to imposing property valuation fees (e.g., BPO) to once every 12 months, unless other valuations are requested by the borrower to facilitate a short sale or to support a loan modification as outlined in paragraph IV.G.3.a, or required as part of the default or foreclosure valuation process.

2.	Default, foreclosure and bankruptcy-related services performed by third parties shall be at reasonable market value.

3.
Servicer shall not collect any fee for default, foreclosure or bankruptcy-related services by an affiliate unless the amount of the fee does not exceed the lesser of (a) any fee limitation or allowable amount for the service under applicable state law, and (b) the market rate for the service. To determine the market rate, Servicer shall obtain annual market reviews of its affiliates’ pricing for such default and foreclosure-related services; such market reviews shall be performed by a qualified, objective, independent third-party professional using procedures and standards generally accepted in the industry to yield accurate and reliable results. The independent third-party professional shall determine in its market survey the price actually charged by third-party affiliates and by independent third party vendors.

4.	Servicer shall be prohibited from collecting any unearned fee, or giving or accepting referral fees in relation to third-party default or foreclosure-related services.

5.	Servicer shall not impose its own mark-ups on Servicer initiated third-party default or foreclosure-related services.

D.	Certain Bankruptcy Related Fees.

1.
Servicer must not collect any attorney’s fees or other charges with respect to the preparation or submission of a POC or MRS document that is withdrawn or denied, or any amendment thereto that is required, as a result of a substantial misstatement by Servicer of the amount due.

2.
Servicer shall not collect late fees due to delays in receiving full remittance of debtor’s payments, including trial period or permanent modification payments as well as post-petition conduit payments in accordance with 11 U.S.C. § 1322(b)(5), that debtor has timely (as defined by the underlying Chapter 13 plan) made to a chapter 13 trustee.

VII.	FORCE-PLACED INSURANCE.

A.	General Requirements for Force-Placed Insurance.

1.	Servicer shall not obtain force-placed insurance unless there is a reasonable basis to believe the borrower has failed to comply with the loan contract’s requirements to maintain property insurance. For escrowed accounts, Servicer shall continue to advance payments for the homeowner’s existing policy, unless the borrower or insurance company cancels the existing policy.
For purposes of this section VII, the term “force-placed insurance” means hazard insurance coverage obtained by Servicer when the borrower has failed to maintain or renew hazard or wind insurance on such property as required of the borrower under the terms of the mortgage.

2.	Servicer shall not be construed as having a reasonable basis for obtaining force-placed insurance unless the requirements of this section VII have been met.

3.	Servicer shall not impose any charge on any borrower for force-placed insurance with respect to any property securing a federally related mortgage unless:

a.	Servicer has sent, by first-class mail, a written notice to the borrower containing:

i.	A reminder of the borrower’s obligation to maintain hazard insurance on the property securing the federally related mortgage;

ii.	A statement that Servicer does not have evidence of insurance coverage of such property;

iii.	A clear and conspicuous statement of the procedures by which the borrower may demonstrate that the borrower already has insurance coverage;

iv.	A statement that Servicer may obtain such coverage at the borrower’s expense if the borrower does not provide such demonstration of the borrower’s existing coverage in a timely manner;

v.	A statement that the cost of such coverage may be significantly higher than the cost of the homeowner’s current coverage;

vi.
For first lien loans on Servicer’s primary servicing system, a statement that, if the borrower desires to maintain his or her voluntary policy, Servicer will offer an escrow account and advance the premium due on the voluntary policy if the borrower: (a) accepts the offer of the escrow account; (b) provides a copy of the invoice from the voluntary carrier; (c) agrees in writing to reimburse the escrow advances through regular escrow payments; (d) agrees to escrow to both repay the advanced premium and to pay for the future premiums necessary to maintain any required insurance policy; and (e) agrees Servicer shall manage the escrow account in accordance with the loan documents and with state and federal law; and

vii.	A statement, in the case of single interest coverage, that the coverage may only protect the mortgage holder’s interest and not the homeowner’s interest.

b.
Servicer has sent, by first-class mail, a second written notice, at least 30 days after the mailing of the notice under paragraph VII.A.3.a that contains all the information described in each clause of such paragraph

c.
Servicer has not received from the borrower written confirmation of hazard insurance coverage for the property securing the mortgage by the end of the 15-day period beginning on the date the notice under paragraph VII.A.3.b was sent by Servicer.

4.
Servicer shall accept any reasonable form of written confirmation from a borrower or the borrower’s insurance agent of existing insurance coverage, which shall include the existing insurance policy number along with the identity of, and contact information for, the insurance company or agent.

5.
Servicer shall not place hazard or wind insurance on a mortgaged property, or require a borrower to obtain or maintain such insurance, in excess of the greater of replacement value, last-known amount of coverage or the outstanding loan balance, unless required by Applicable Requirements, or requested by borrower in writing.

6.	Within 15 days of the receipt by Servicer of evidence of a borrower’s existing insurance coverage, Servicer shall:

a.	Terminate the force-placed insurance; and

b.
Refund to the consumer all force-placed insurance premiums paid by the borrower during any period during which the borrower’s insurance coverage and the force placed insurance coverage were each in effect, and any related fees charged to the consumer’s account with respect to the force-placed insurance during such period.

7.	Servicer shall make reasonable efforts to work with the borrower to continue or reestablish the existing homeowner’s policy if there is a lapse in payment and the borrower’s payments are escrowed.

8.	Any force-placed insurance policy must be purchased for a commercially reasonable price.

9.
No provision of this section VII shall be construed as prohibiting Servicer from providing simultaneous or concurrent notice of a lack of flood insurance pursuant to section 102(e) of the Flood Disaster Protection Act of 1973.

VIII.	GENERAL SERVICER DUTIES AND PROHIBITIONS.

A.	Measures to Deter Community Blight.

1.	Servicer shall develop and implement policies and procedures to ensure that REO properties do not become blighted.

2.
Servicer shall develop and implement policies and procedures to enhance participation and coordination with state and local land bank programs, neighborhood stabilization programs, nonprofit redevelopment programs, and other anti-blight programs, including those that facilitate discount sale or donation of low-value REO properties so that they can be demolished or salvaged for productive use.

3.
As indicated in I.A.18, Servicer shall (a) inform borrower that if the borrower continues to occupy the property, he or she has responsibility to maintain the property, and an obligation to continue to pay taxes owed, until a sale or other title transfer action occurs; and (b) request that if the borrower wishes to abandon the property, he or she contact Servicer to discuss alternatives to foreclosure under which borrower can surrender the property to Servicer in exchange for compensation.

4.	When the Servicer makes a determination not to pursue foreclosure action on a property with respect to a first lien mortgage loan, Servicer shall:

a.
Notify the borrower of Servicer’s decision to release the lien and not pursue foreclosure, and inform borrower about his or her right to occupy the property until a sale or other title transfer action occurs; and

b.	Notify local authorities, such as tax authorities, courts, or code enforcement departments, when Servicer decides to release the lien and not pursue foreclosure.

B.	Tenants’ Rights.

1.	Servicer shall comply with all applicable state and federal laws governing the rights of tenants living in foreclosed residential properties.

2.	Servicer shall develop and implement written policies and procedures to ensure compliance with such laws.

C.	Notification of Tax Consequences.

1.	When the Servicer implements a loan modification, partial or complete lien forgiveness, or waives a deficiency resulting from a short sale or deed in lieu, the Servicer shall:

a.
Notify the borrower that such action may have consequences with respect to the borrower’s federal, state, or local tax liability, as well as eligibility for any public assistance benefits the borrower may receive;

b.	Notify the borrower that the Servicer cannot advise the borrower on tax liability or any effect on public assistance benefits; and

c.
Notify the borrower that the borrower may wish to consult with a qualified individual or organization about any possible tax or other consequences resulting from the loan modification, lien forgiveness, short sale, or deed in lieu deficiency waiver.

IX.	GENERAL PROVISIONS, DEFINITIONS, AND IMPLEMENTATION.

A.	Applicable Requirements.

1.
The servicing standards and any modifications or other actions taken in accordance with the servicing standards are expressly subject to, and shall be interpreted in accordance with, (a) applicable federal, state and local laws, rules and regulations, (b) the terms of the applicable mortgage loan documents, (c) Section 201 of the Helping Families Save Their Homes Act of 2009, and

(d) the terms and provisions of the Servicer Participation Agreement with the Department of Treasury, any servicing agreement, subservicing agreement under which Servicer services for others, special servicing agreement, mortgage or bond insurance policy or related agreement or requirements to which Servicer is a party and by which it or its servicing is bound pertaining to the servicing or ownership of the mortgage loans, including without limitation the requirements, binding directions, or investor guidelines of the applicable investor (such as Fannie Mae or Freddie Mac), mortgage or bond insurer, or credit enhancer (collectively, the “Applicable Requirements”).

2.
In the event of a conflict between the requirements of the Agreement and the Applicable Requirements with respect to any provision of this Agreement such that the Servicer cannot comply without violating Applicable Requirements or being subject to adverse action, including fines and penalties, Servicer shall document such conflicts and notify the Monitor and the Monitoring Committee that it intends to comply with the Applicable Requirements to the extent necessary to eliminate the conflict. Any associated Metric provided for in the Enforcement Terms will be adjusted accordingly.

B.	Definitions.

1.
In each instance in this Agreement in which Servicer is required to ensure adherence to, or undertake to perform certain obligations, it is intended to mean that Servicer shall: (a) authorize and adopt such actions on behalf of Servicer as may be necessary for Servicer to perform such obligations and undertakings; (b) follow up on any material non-compliance with such actions in a timely and appropriate manner; and (c) require corrective action be taken in a timely manner of any material non-compliance with such obligations.

2.
References to Servicer shall mean Ocwen Financial Corporation or Ocwen Loan Servicing, LLC (“Ocwen”), regardless of whether Ocwen is acting as a servicer, master servicer, or sub-servicer, and shall include Servicer’s successors and assignees in the event of a sale of all or substantially all of the assets of Servicer or of Servicer’s division(s) or major business unit(s) that are engaged as a primary business in customer-facing servicing of residential mortgages on owner-occupied properties.

EXHIBIT B

BORROWER PAYMENT AMOUNT

1.The Borrower Payment Amount shall be administered under the direction and control of the State members of the Monitoring Committee in the following manner.
2.    Within thirty (30) days of the Effective Date of this Consent Judgment, the State members of the Monitoring Committee shall choose and retain a Settlement Administrator (“the Administrator”) to administer the distribution of cash payments to individual borrowers under this Consent Judgment.
3.    Ocwen shall provide to the Administrator all information already in its possession and readily available that is reasonably necessary for the administration of this Consent Judgment, within a reasonable time after receipt of the request for information. Ocwen is ordered herein to provide such information under 15 U.S.C. § 6802(e)(1)(A), (5) and (8) of the Gramm-Leach-Bliley Act. Such information pertaining to individual eligible borrowers, including names and other identifying information, may be provided to individual states, but only if the information is used solely for the purpose of contacting eligible borrowers, responding to inquiries from borrowers regarding their eligibility or concerning the award of borrower payments under this Consent Judgment, and/or complying with tax reporting and withholding obligations, if any. The Administrator shall utilize appropriate information security protocols to ensure the privacy of borrower information and otherwise comply with all applicable privacy laws. After the completion of the distribution of funds by the Administrator (“Borrower Payment Process”), the Administrator shall provide a report to Ocwen identifying which borrowers have received payment. In addition, Ocwen may request from the Administrator such interim reports as may be deemed reasonable by State

B-1

members of the Monitoring Committee, and such agreement, consent, or approval shall not be unreasonably withheld. Interim reports necessary to ensure that borrowers will not receive duplicate payments by virtue of litigation or otherwise hereby are deemed reasonable. Ocwen shall warrant to the State Members of the Monitoring Committee at the time of supplying information to the Administrator that the information is complete and accurate to the best of its knowledge and capability. Ocwen’s duty to supply complete and accurate information, to the best of its knowledge and capability, regarding eligible borrowers shall continue throughout the administration process.
4.    The Administrator shall permit reasonable onsite inspection by the State members of the Monitoring Committee on the premises of the Administrator to monitor the administration of this Consent Judgment.
5.    As a condition to receipt of any payments pursuant to this process, borrowers must agree that such payment shall offset and operate to reduce any other obligation Ocwen has to the borrowers to provide compensation or other payments. However, borrowers shall not be required to release or waive any other right or legal claim as a condition of receiving such payments.
6.    Any cash payment to individual borrowers awarded under the terms of this Consent Judgment is not and shall not be considered as forgiven debt.
7.    The purposes of the payments described in this Exhibit B are remedial and relate to the reduction in the proceeds deemed realized by borrowers for tax purposes from the foreclosure sale of residential properties owned by the borrowers allegedly resulting from the allegedly unlawful conduct of Ocwen.

B-2

EXHIBIT C

Consumer Relief Requirements
A. Loan Modification Criteria
Ocwen shall satisfy the $2 billion Consumer Relief commitment set forth in Section IV.5 of the Consent Judgment through principal reduction loan modifications on first lien residential mortgage loans. Ocwen shall receive credit toward this obligation for every dollar reduction in a borrower’s principal that lowers the loan-to-value ratio (“LTV”) below 120%, including principal reductions under the Making Home Affordable Program (including the Home Affordable Modification Program (“HAMP”) Tier 1 or Tier 2), except to the extent that state or federal funds paid to Ocwen in its capacity as an investor are the source of Ocwen’s credit claim, provided that:

1.	At the time the modification is offered, the borrower is at least 30 days delinquent or otherwise qualifies as being at imminent risk of default due to his or her financial situation;

2.	The borrower’s pre-modification LTV is greater than 100%;

3.	The borrower’s post-modification principal and interest payment is at least 10% lower than the pre-modification payment;

4.
The borrower’s post-modification payment is at or below a debt-to-income ratio (“DTI”) of 31%, (or an affordability measurement consistent with HAMP guidelines), or in the case of a non-owner occupied property, an appropriate measure of affordability;

5.	The borrower’s payments under the modified terms are current as of 90 days following the implementation of the modification; and

6.	The borrower’s post-modification LTV is no greater than 120%, which may be determined in accordance with HAMP PRA.

Provided, however, that Ocwen will only receive credit for a principal reduction that is achieved through a deferral of principal instead of immediate forgiveness if the modification meets criteria 1 through 5 above, and:

7.	The borrower’s post-modification LTV, as calculated at the time of offer, is no greater than 95%; and

8.
The modification’s terms entitle the borrower to forgiveness of the entire amount of deferred principal over a period of no more than three years, with at least 1/3 of the deferred principal forgiven annually, so long as the borrower remains current in the mortgage.

B. Other Requirements

9.
Ocwen shall not, in the ordinary course, require a borrower to waive or release legal claims and defenses as a condition of approval for a loan modification under these Consumer Relief Requirements. However, nothing herein shall preclude Ocwen from requiring a waiver or release of legal claims and defenses with respect to a loan modification offered in connection with the resolution of a contested claim, when the borrower would not otherwise have qualified for that loan modification under existing Servicer programs.

10.
Ocwen shall be entitled to receive credits towards its $2 billion Consumer Relief commitment for modifications it undertakes pursuant to the Consumer Relief Requirements described above on or after November 3, 2013.

11.
If Ocwen fails to meet the $2 billion Consumer Relief commitment as set forth in these Consumer Relief Requirements within three years of the date the Consent Judgment is entered, Ocwen shall pay a cash penalty in an amount equal to the unmet commitment amount, subject to the requirements in Paragraph 12.

12.
In the event there is a material change in market conditions that Ocwen can demonstrate makes it unable to meet the $2 billion Consumer Relief commitment notwithstanding its good faith efforts to do so, the parties commit to engage in good faith discussions regarding an extension or other modification of the terms of this commitment.

13.
Ocwen agrees that it will not implement any of the Consumer Relief Requirements described herein through policies that are intended to (a) disfavor a specific geography within or among states that are a party to the Consent Judgment or (b) discriminate against any protected class of borrowers. This provision shall not preclude the implementation of pilot programs in particular geographic areas.

14.
Satisfaction of the Consumer Relief Requirements by Ocwen in accordance with this Agreement in connection with any residential mortgage loan is expressly subject to, and shall be interpreted in accordance with, as applicable, the terms and provisions of the Servicer Participation Agreement with the U.S. Department of Treasury, any servicing agreement, subservicing agreement under which Ocwen services for others, special servicing agreement, mortgage or bond insurance policy or related agreement or requirements to which Ocwen is a party and by which it or its servicing affiliates are bound pertaining to the servicing or ownership of the mortgage loans, including without limitation the requirements, binding directions, or investor guidelines of the applicable investor (such as Fannie Mae or Freddie

Mac), mortgage or bond insurer, or credit enhancer, provided, however, that the inability of Ocwen to offer a type, form or feature of the consumer relief payments by virtue of an Applicable Requirement as defined in Section IX.A.1 of Exhibit A shall not relieve Ocwen of its aggregate consumer relief obligations imposed by this Agreement, i.e., Ocwen must satisfy such obligations through the offer of other types, forms or features of consumer relief payments that are not limited by such Applicable Requirement.
15. Ocwen shall not receive any credit under the Consumer Relief Requirements for any federal or state incentive payments received by Ocwen for modifications made under federal or proprietary programs.

EXHIBIT D

Enforcement Terms

A.
Implementation Timeline. Ocwen (hereinafter “Servicer”) anticipates that it will phase in the implementation of the Servicing Standards, using a grid approach that prioritizes implementation based upon: (i) the importance of the Servicing Standard to the borrower; and (ii) the difficulty of implementing the Servicing Standard. In addition to the Servicing Standards that have been implemented upon entry of this Consent Judgment, the period for implementation will be within 60 days of entry of this Consent Judgment. For Metrics 6.D.i, 30, and 31 in Schedule D-1 hereto, the period for implementation will be within 180 days of entry of this Consent Judgment. For Metrics 32 and 33 in schedule D-1 hereto, the period for implementation will be within 90 days of entry of this Consent Judgment. In the event that Servicer, using reasonable efforts, is unable to implement certain standards on the specified timetable, Servicer may apply to the Monitor for a reasonable extension of time to implement those standards or requirements.

B.
Monitoring Committee. A committee comprising of representatives of the state Attorneys General, State Mortgage Regulators and the Consumer Financial Protection Bureau (“CFPB”) shall monitor Servicer’s compliance with this Consent Judgment (the “Monitoring Committee”). The Monitoring Committee may substitute representation, as necessary. Subject to Section F, the Monitoring Committee may share all Monitor Reports, as that term is defined in Section D.3 below, with any releasing party.

C.	Monitor
Retention and Qualifications and Standard of Conduct

1.
Pursuant to an agreement of the parties, Joseph A. Smith Jr. is appointed to the position of Monitor under the Consent Judgment. If the Monitor is at any time unable to complete his or her duties under the Consent Judgment, Servicer and the Monitoring Committee shall mutually agree upon a replacement in accordance with the process and standards set forth in this Section C and Paragraph V.7 of the Consent Judgment.

2.
Such Monitor shall be highly competent and highly respected, with a reputation that will garner public confidence in his or her ability to perform the tasks required under this Consent Judgment. The Monitor shall have the right to employ an accounting firm or firms or other firm(s) with similar capabilities to support the Monitor in carrying out his or her duties under the Consent Judgment. Monitor and Servicer shall agree on the selection of a “Primary Professional Firm,” which must have adequate capacity and resources to perform the work required under this agreement. The Monitor shall also have the right to engage one or more attorneys or other professional persons to represent or assist the Monitor in carrying out the Monitor’s duties under the Consent Judgment (each such individual, along with each individual deployed to the engagement by the Primary Professional Firm, shall be defined as a “Professional”). The Monitor and Professionals will collectively possess expertise in the areas of mortgage servicing, loss mitigation, business operations, compliance, internal controls, accounting, and foreclosure and bankruptcy law and practice. The Monitor and Professionals shall at all times act in good faith and with integrity and fairness towards all the Parties.

3.
The Monitor and Professionals shall not have any prior relationships with the Parties that would undermine public confidence in the objectivity of their work and, subject to Section C.3(e), below, shall not have any conflicts of interest with any Party.

(a)
The Monitor and Professionals will disclose, and will make a reasonable inquiry to discover, any known current or prior relationships to, or conflicts with, any Party, any Party’s holding company, any subsidiaries of the Party or its holding company, directors, officers, and law firms.

(b)
The Monitor and Professionals shall make a reasonable inquiry to determine whether there are any facts that a reasonable individual would consider likely to create a conflict of interest for the Monitor or Professionals. The Monitor and Professionals shall disclose any conflict of interest with respect to any Party.

(c)
The duty to disclose a conflict of interest or relationship pursuant to this Section C.3 shall remain ongoing throughout the course of the Monitor’s and Professionals’ work in connection with this Consent Judgment.

(d)	All Professionals shall comply with all applicable standards of professional conduct, including ethics rules and rules pertaining to conflicts of interest.

(e)	To the extent permitted under prevailing professional standards, a Professional’s conflict of interest may be waived by written agreement of the Monitor and Servicer.

(f)
Servicer or the Monitoring Committee may move the Court for an order disqualifying any Professionals on the grounds that such Professional has a conflict of interest that has inhibited or could inhibit the Professional’s ability to act in good faith and with integrity and fairness towards all Parties.

4.	The Monitor must agree not to be retained by any Party, or its successors or assigns, for a period of two years after the conclusion of the terms of the engagement. Any Professionals who work on the engagement must agree not to work on behalf of Servicer, or its successor or assigns, for a period of one year after the conclusion of the term of the engagement (the “Professional Exclusion Period”). Any Firm that performs work with respect to Servicer on the engagement must agree not to perform work on behalf of Servicer, or its successor or assigns, that consists of advising Servicer on a response to the Monitor’s review during the engagement and for a period of six months after the conclusion of the term of the engagement (the “Firm Exclusion Period”). The Professional Exclusion Period, Firm Exclusion Period, and terms of exclusion may be altered on a case-by-case basis upon written agreement of Servicer and the Monitor. The Monitor shall organize the work of any Firms so as to minimize the potential for any appearance of, or actual, conflicts.
Monitor’s Responsibilities

5.
It shall be the responsibility of the Monitor to determine whether Servicer is in compliance with the Servicing Standards and whether Servicer has satisfied the Consumer Relief Requirements, in accordance with the authorities provided herein, and to report his or her findings as provided in Section D.3, below.

6.
The manner in which the Monitor will carry out his or her compliance responsibilities under this Consent Judgment and, where applicable, the methodologies to be utilized shall be set forth in a work plan agreed upon by Servicer and the Monitor, and not objected to by the Monitoring Committee (the “Work Plan”).

Internal Review Group

7.
Servicer will designate an internal quality control group that is independent from the line of business whose performance is being measured (the “Internal Review Group”) to perform compliance reviews each calendar quarter (“Quarter”) in accordance with the terms and conditions of the Work Plan (the “Compliance Reviews”) and in satisfaction of the Consumer Relief Requirements after the (A) end of each calendar year (and, in the discretion of the Servicer, any Quarter) and B) earlier of the Servicer’s assertion that it has satisfied its obligations thereunder and the third anniversary of the Start Date (the “Satisfaction Review”). For the purposes of this provision, a group that is independent from the line of business shall be one that does not perform operational work on mortgage servicing, and ultimately reports to a Chief Risk Officer, Chief Audit Executive, Chief Compliance Officer, or another employee or manager who has no direct operational responsibility for mortgage servicing.

8.
The Internal Review Group shall have the appropriate authority, privileges, and knowledge to effectively implement and conduct the reviews and metric assessments contemplated herein and under the terms and conditions of the Work Plan.

9.
The Internal Review Group shall have personnel skilled at evaluating and validating processes, decisions, and documentation utilized through the implementation of the Servicing Standards. The Internal Review Group may include non-employee consultants or contractors working at Servicer’s direction.

10.
The qualifications and performance of the Internal Review Group will be subject to ongoing review by the Monitor. Servicer will appropriately remediate the reasonable concerns of the Monitor as to the qualifications or performance of the Internal Review Group.

Work Plan

11.
Servicer’s compliance with the Servicing Standards shall be assessed via metrics identified and defined in Schedule D-1 hereto, as supplemented by and consistent with the metrics provided in the National Mortgage Settlement 2012 Consent Judgment and any additional metrics that may be developed in accordance with Section C.22 below (“the “Metrics”). The threshold error rates for the Metrics are set forth in Schedule D-1 (as supplemented from time to time in accordance with Section C.22, below, the “Threshold Error Rates”). The Internal Review Group shall perform test work to compute the Metrics each Quarter, and report the results of that analysis via the Compliance Reviews. The Internal Review Group shall perform test work to assess the satisfaction of the Consumer Relief Requirements within 45 days after the (A) end of each calendar year (and, in the discretion of the Servicer, any Quarter) and (B) earlier of (i) the end of the Quarter in which Servicer asserts that it has satisfied its obligations under the Consumer Relief Provisions and (ii) the Quarter during which the third anniversary of the Start Date occurs, and report that analysis via the Satisfaction Review.

12.
Servicer and the Monitor shall reach agreement on the terms of the Work Plan within 90 days of the entry of the Consent Judgment, which time can be extended for good cause by agreement of Servicer and the Monitor. If such Work Plan is not objected to by the Monitoring Committee within 20 days, the Monitor shall proceed to implement the Work Plan. In the event that Servicer and the Monitor cannot agree on the terms of the Work Plan within 90 days or the agreed upon terms are not acceptable to the Monitoring Committee, Servicer and Monitoring Committee or the Monitor shall jointly petition the Court to resolve any disputes. If the Court does not resolve such disputes, then the Parties shall submit all remaining disputes to binding arbitration before a panel of three arbitrators. The Servicer and the Monitoring Committee shall each appoint one arbitrator, and those two arbitrators shall appoint a third. The Servicer may submit a Work Plan that will satisfy the terms of this Consent Judgment and the terms of the National Mortgage Settlement 2012 Consent Judgment.

13.
The Work Plan may be modified from time to time by agreement of the Monitor and Servicer. If such amendment to the Work Plan is not objected to by the Monitoring Committee within 20 days, the Monitor shall proceed to implement the amendment to the Work Plan. To the extent possible, the Monitor shall endeavor to apply the Servicing Standards uniformly across all Servicers.

14.	The following general principles shall provide a framework for the formulation of the Work Plan:

(a)	The Work Plan will set forth the testing methods and agreed procedures that will be used by the Internal Review Group to perform the test work and compute the Metrics for each Quarter.

(b)
The Work Plan will set forth the testing methods and agreed procedures that will be used by Servicer to report on its compliance with the Consumer Relief Requirements of this Consent Judgment, including, incidental to any other testing, confirmation of state-identifying information used by Servicer to compile state-level Consumer Relief information as required by Section D.2.

(c)
The Work Plan will set forth the testing methods and procedures that the Monitor will use to assess Servicer’s reporting on its compliance with the Consumer Relief Requirements of this Consent Judgment.

(d)	The Work Plan will set forth the methodology and procedures the Monitor will utilize to review the testing work performed by the Internal Review Group.

(e)
The Compliance Reviews and the Satisfaction Review may include a variety of audit techniques that are based on an appropriate sampling process and random and risk-based selection criteria, as appropriate and as set forth in the Work Plan.

(f)	In formulating, implementing, and amending the Work Plan, Servicer and the Monitor may consider any relevant information relating to patterns in complaints by borrowers, issues or deficiencies reported to the Monitor with respect to the Servicing Standards, and the results of prior Compliance Reviews.

(g)	The Work Plan should ensure that Compliance Reviews are commensurate with the size, complexity, and risk associated with the Servicing Standard being evaluated by the Metric.

(h)
Following implementation of the Work Plan, Servicer shall be required to compile each Metric beginning in the first full Quarter after the period for implementing the Servicing Standards associated with the Metric, or any extension approved by the Monitor in accordance with Section A, has run.

Monitor’s Access to Information

15.
So that the Monitor may determine whether Servicer is in compliance with the Servicing Standards, Servicer shall provide the Monitor with its regularly prepared business reports analyzing Executive Office servicing complaints (or the equivalent); access to all Executive Office servicing complaints (or the equivalent) (with appropriate redactions of borrower information other than borrower name and contact information to comply with privacy requirements); and, if Servicer tracks additional servicing complaints, quarterly information identifying the three most common servicing complaints received outside of the Executive Office complaint process (or the equivalent). In the event that Servicer substantially changes its escalation standards or process for receiving Executive Office servicing complaints (or the equivalent), Servicer shall ensure that the Monitor has access to comparable information.

16.
So that the Monitor may determine whether Servicer is in compliance with the Servicing Standards, Servicer shall notify the Monitor promptly if Servicer becomes aware of reliable information indicating Servicer is engaged in a significant pattern or practice of noncompliance with a material aspect of the Servicing Standards.

17.
Servicer shall provide the Monitor with access to all work papers prepared by the Internal Review Group in connection with determining compliance with the Metrics or satisfaction of the Consumer Relief Requirements in accordance with the Work Plan.

18.
If the Monitor becomes aware of facts or information that lead the Monitor to reasonably conclude that Servicer may be engaged in a pattern of noncompliance with a material term of the Servicing Standards that is reasonably likely to cause harm to borrowers or with any of the Consumer Relief Requirements, the Monitor shall engage Servicer in a review to determine if the facts are accurate or the information is correct.

19.
Where reasonably necessary in fulfilling the Monitor’s responsibilities under the Work Plan to assess compliance with the Metrics or the satisfaction of the Consumer Relief Requirements, the Monitor may request information from Servicer in addition to that provided under Sections C.16-19. Servicer shall provide the requested information in a format agreed upon between Servicer and the Monitor.

20.
Where reasonably necessary in fulfilling the Monitor’s responsibilities under the Work Plan to assess compliance with the Metrics or the satisfaction of the Consumer Relief Requirements, the Monitor may interview Servicer’s employees and agents, provided that the interviews shall be limited to matters related to Servicer’s compliance with the Metrics or the Consumer Relief Requirements, and that Servicer shall be given reasonable notice of such interviews.

Monitor’s Powers

21.
Where the Monitor reasonably determines that the Internal Review Group’s work cannot be relied upon or that the Internal Review Group did not correctly implement the Work Plan in some material respect, the Monitor may direct that the work on the Metrics (or parts thereof) be reviewed by Professionals or a third party other than the Internal Review Group, and that supplemental work be performed as necessary.

22.
If the Monitor becomes aware of facts or information that lead the Monitor to reasonably conclude that Servicer may be engaged in a pattern of noncompliance with a material term of the Servicing Standards that is reasonably likely to cause harm to borrowers or tenants residing in foreclosed properties, the Monitor shall engage Servicer in a review to determine if the facts are accurate or the information is correct. If after that review, the Monitor reasonably concludes that such a pattern exists and is reasonably likely to cause material harm to borrowers or tenants residing in foreclosed properties, the Monitor may propose an additional Metric and associated Threshold Error Rate relating to Servicer’s compliance with the associated term or requirement. Any additional Metrics and associated Threshold Error Rates (a) must be similar to the Metrics and associated Threshold Error Rates contained in Schedule D-1, (b) must relate to material terms of the Servicing Standards, (c) must either (i) be outcomes-based (but no outcome-based Metric shall be added with respect to any Mandatory Relief Requirement) or (ii) require the existence of policies and procedures required by the Servicing Standards, in a manner similar to Metrics 5.B-E, and (d) must be distinct from, and not overlap with, any other Metric or Metrics. Notwithstanding the foregoing, the Monitor may add a Metric that satisfies (a)-(c) but does not satisfy (d) of the preceding sentence if the Monitor first asks the Servicer to propose, and then implement, a Corrective Action Plan, as defined below, for the material term of the Servicing Standards with which there is a pattern of noncompliance and that is reasonably likely to cause material harm to borrowers or tenants residing in foreclosed properties, and the Servicer fails to implement the Corrective Action Plan according to the timeline agreed to with the Monitor.

23.
If Monitor proposes an additional Metric and associated Threshold Error Rate pursuant to Section C.22, above, Monitor, the Monitoring Committee, and Servicer shall agree on amendments to Schedule D-1 to include the additional Metrics and Threshold Error Rates provided for in Section C.22, above, and an appropriate timeline for implementation of the Metric. If Servicer does not timely agree to such additions, any associated amendments to the Work Plan, or the implementation schedule, the Monitor may petition the court for such additions.

24.
Any additional Metric proposed by the Monitor pursuant to the processes in Sections C.22 or C.23 and relating to provision VIII.B.1 of the Servicing Standards shall be limited to Servicer’s performance of its obligations to comply with (1) the federal Protecting Tenants at Foreclosure Act and state laws that provide comparable protections to tenants of foreclosed properties; (2) state laws that govern relocation assistance payments to tenants (“cash for keys”); and (3) state laws that govern the return of security deposits to tenants.

D.	Reporting
Quarterly Reports

1.
Following the end of each Quarter, Servicer will report the results of its Compliance Reviews for that Quarter (the “Quarterly Report”). The Quarterly Report shall include: (i) the Metrics for that Quarter; (ii) Servicer’s progress toward meeting its payment obligations under this Consent Judgment; and (iii) general statistical data on Servicer’s overall servicing performance described in Schedule Y. Except where an extension is granted by the Monitor, Quarterly Reports shall be due no later than 45 days following the end of the Quarter and shall be provided to: (1) the Monitor, and (2) the Board of Servicer or a committee of the Board designated by Servicer. The first Quarterly Report shall cover the first full Quarter after this Consent Judgment is entered.

2.
Following the end of each Quarter, Servicer will transmit to each state a report (the “State Report”) including general statistical data on Servicer’s servicing performance, such as aggregate and state-specific information regarding the number of borrowers assisted and credited activities conducted pursuant to the Consumer Relief Requirements as set forth in Schedule Y. The State Report will be delivered simultaneous with the submission of the Quarterly Report to the Monitor. Servicer shall provide copies of such State Reports to the Monitor and Monitoring Committee.
Monitor Reports

3.
The Monitor shall report on Servicer’s compliance with this Consent Judgment in periodic reports setting forth his or her findings (the “Monitor Reports”). The first three Monitor Reports will each cover two Quarterly Reports. If the first three Monitor Reports do not find Potential Violations (as defined in Section E.1, below), each successive Monitor Report will cover four Quarterly Reports, unless and until a Quarterly Report reveals a Potential Violation (as defined in Section E.1, below). In the case of a Potential Violation, the Monitor may (but retains the discretion not to) submit a Monitor Report after the filing of each of the next two Quarterly Reports, provided, however, that such additional Monitor Report(s) shall be limited in scope to the Metric or Metrics as to which a Potential Violation has occurred.

4.
Prior to issuing any Monitor Report, the Monitor shall confer with Servicer and the Monitoring Committee regarding its preliminary findings and the reasons for those findings. Servicer shall have the right to submit written comments to the Monitor, which shall be appended to the final version of the Monitor Report. Final versions of each Monitor Report shall be provided simultaneously to the Monitoring Committee and Servicers within a reasonable time after conferring regarding the Monitor’s findings. The Monitor Reports shall be filed with the Court overseeing this Consent Judgment and shall also be provided to the Board of Servicer or a committee of the Board designated by Servicer.

5.
The Monitor Report shall: (i) describe the work performed by the Monitor and any findings made by the Monitor during the relevant period, (ii) list the Metrics and Threshold Error Rates, (iii) list the Metrics, if any, where the Threshold Error Rates have been exceeded, (iv) state whether a Potential Violation has occurred and explain the nature of the Potential Violation, (v) state whether any Potential Violation has been cured, and (vi) state whether the Servicer has complied with the Other Requirements set forth in Sections B.9 and 12 of Exhibit C of this Consent Judgment. In addition, following each Satisfaction Review, the Monitor Report shall report on the Servicer’s satisfaction of the Consumer Relief Requirements, including regarding the number of borrowers assisted and number and dollar amount of credited loan modifications conducted pursuant to the Consumer Relief Requirements, and identify any material inaccuracies identified in prior State Reports. Except as otherwise provided herein, the

Monitor Report may be used in any court hearing, trial, or other proceeding brought pursuant to the Consent Judgment pursuant to Section J, below, and shall be admissible in evidence in a proceeding brought under the Consent Judgment pursuant to Section I, below. Such admissibility shall not prejudice Servicer’s right and ability to challenge the findings and/or the statements in the Monitor Report as flawed, lacking in probative value, or otherwise. The Monitor Report with respect to a particular Potential Violation shall not be admissible or used for any purpose if Servicer cures the Potential Violation pursuant to Section E, below.
Satisfaction of Payment Obligations

6.
Upon the satisfaction of any category of payment obligation under this Consent Judgment, Servicer, at its discretion, may request that the Monitor certify that Servicer has discharged such obligation. Provided that the Monitor is satisfied that Servicer has met the obligation, the Monitor may not withhold and must provide the requested certification. Any subsequent Monitor Report shall not include a review of Servicer’s compliance with that category of payment obligation.

Compensation

7.
Within 120 days of entry of this Consent Judgment, the Monitor shall, in consultation with the Monitoring Committee and Servicer, prepare and present to Monitoring Committee and Servicer an annual budget providing its reasonable best estimate of all fees and expenses of the Monitor to be incurred during the first year of the term of this Consent Judgment, including the fees and expenses of Professionals and support staff (the “Monitoring Budget”). On a yearly basis thereafter, the Monitor shall prepare an updated Monitoring Budget providing its reasonable best estimate of all fees and expenses to be incurred by Ocwen during that year. Absent an objection within 20 days, a Monitoring Budget or updated Monitoring Budget shall be implemented. Consistent with the Monitoring Budget, Servicer shall pay all fees and expenses of the Monitor, including the fees and expenses of Professionals and support staff. The fees, expenses, and costs of the Monitor, Professionals, and support staff shall be reasonable. Servicer may apply to the Court to reduce or disallow fees, expenses, or costs that are unreasonable.

E.	Potential Violations and Right to Cure

1.
A “Potential Violation” of this Consent Judgment occurs if the Servicer has exceeded the Threshold Error Rate set for a Metric in a given Quarter. In the event of a Potential Violation, Servicer shall meet and confer with the Monitoring Committee within 15 days of the Quarterly Report or Monitor Report indicating such Potential Violation.

2.	Servicer shall have a right to cure any Potential Violation.

3.
Subject to Section E.4, a Potential Violation is cured if (a) a corrective action plan approved by the Monitor (the “Corrective Action Plan”) is determined by the Monitor to have been satisfactorily completed in accordance with the terms thereof; and (b) a Quarterly Report covering the Cure Period reflects that the Threshold Error Rate has not been exceeded with respect to the same Metric and the Monitor confirms the accuracy of said report using his or her ordinary testing procedures. The “Cure Period” shall be the first full quarter after completion of the Corrective Action Plan or, if the completion of the Corrective Action Plan occurs within the first month of a Quarter and if the Monitor determines that there is sufficient time remaining, the period between completion of the Corrective Action Plan and the end of that Quarter.

4.
If after Servicer cures a Potential Violation pursuant to the previous section, another violation occurs with respect to the same Metric, then the second Potential Violation shall immediately constitute an uncured violation for purposes of Section I.3, provided, however, that such second Potential Violation occurs in either the Cure Period or the Quarter immediately following the Cure Period.

5.
In addition to the Servicer’s obligation to cure a Potential Violation through the Corrective Action Plan, Servicer must remediate any material harm to particular borrowers identified through work conducted under the Work Plan. In the event that a Servicer has a Potential Violation that so far exceeds the Threshold Error Rate for a metric that the Monitor concludes that the error is widespread, Servicer shall, under the supervision of the Monitor, identify other borrowers who may have been harmed by such noncompliance and remediate all such harms to the extent that the harm has not been otherwise remediated.

6.
In the event a Potential Violation is cured as provided in Sections E.3, above, then no Party shall have any remedy under the Consent Judgment (other than the remedies in Section E.5) with respect to such Potential Violation.

F.     Confidentiality

1.
These provisions shall govern the use and disclosure of any and all information designated as “CONFIDENTIAL,” as set forth below, in documents (including email), magnetic media, or other tangible things provided by the Servicer to the Monitor in this case, including the subsequent disclosure by the Monitor to the Monitoring Committee of such information. In addition, it shall also govern the use and disclosure of such information when and if provided to the Plaintiff States, State Mortgage Regulators, or the CFPB.

2.
The Monitor may, at his discretion, provide to the Monitoring Committee or to a participating state, State Mortgage Regulator, or the CFPB any documents or information received from the Servicer related to a Potential Violation or related to the review described in Section C.19; provided, however, that any such documents or information so provided shall be subject to the terms and conditions of these provisions. Nothing herein shall be construed to prevent the Monitor from providing documents received from the Servicer and not designated as “CONFIDENTIAL” to a participating state or the CFPB.

3.
The Servicer shall designate as “CONFIDENTIAL” that information, document or portion of a document or other tangible thing provided by the Servicer to the Monitor, the Monitoring Committee or to any participating state, State Mortgage Regulator, or the CFPB that Servicer believes contains a trade secret or confidential research, development, or commercial information subject to protection under applicable state or federal laws (collectively, “Confidential Information”). These provisions shall apply to the treatment of Confidential Information so designated.

4.
Except as provided by these provisions, all information designated as “CONFIDENTIAL” shall not be shown, disclosed or distributed to any person or entity other than those authorized by these provisions. Participating states, State Mortgage Regulators, and the CFPB agree to protect Confidential Information to the extent permitted by law.

5.
This agreement shall not prevent or in any way limit the ability of a participating state, State Mortgage Regulator, or the CFPB to comply with any subpoena, Congressional demand for documents or information, court order, request under the Right to Financial Privacy Act, or a state or federal public records or state or federal freedom of information act request; provided, however, that in the event that a participating state or the CFPB receives such a subpoena, Congressional demand, court order or other request for the production of any Confidential Information covered by this Order, the state, State Mortgage Regulator, or CFPB shall, unless prohibited under applicable law or unless the state or CFPB would violate or be in contempt of the subpoena, Congressional demand, or court order, (1) notify the Servicer of such request as soon as practicable and in no event more than ten (10) calendar days of its receipt or three calendar days before the return date of the request, whichever is sooner, and (2) allow the Servicer ten (10) calendar days from the receipt of the notice to obtain a protective order or stay of production for the documents or information sought, or to otherwise resolve the issue, before the state, State Mortgage Regulator, or CFPB discloses such documents or information. In all cases covered by this Section, the state, State Mortgage Regulator, or CFPB shall inform the requesting party that the documents or information sought were produced subject to the terms of these provisions.

G.
Dispute Resolution Procedures. Servicer, the Monitor, and the Monitoring Committee will engage in good faith efforts to reach agreement on the proper resolution of any dispute concerning any issue arising under the Consent Judgment, including any dispute or disagreement related to the withholding of consent, the exercise of discretion, or the denial of any application. Subject to Section I, below, in the event that a dispute cannot be resolved, Servicer, the Monitor, or the Monitoring Committee may petition the Court for resolution of the dispute. Where a provision of this agreement requires agreement, consent of, or approval of any application or action by a Party or the Monitor, such agreement, consent or approval shall not be unreasonably withheld.

H.
Consumer Complaints. Nothing in this Consent Judgment shall be deemed to interfere with existing consumer complaint resolution processes, and the Parties are free to bring consumer complaints to the attention of Servicer for resolution outside the monitoring process. In addition, Servicer will continue to respond in good faith to individual consumer complaints provided to it by the Consumer Financial Protection Bureau, State Attorneys General or State Mortgage Regulators in accordance with the routine and practice existing prior to the entry of this Consent Judgment, whether or not such complaints relate to Covered Conduct released herein.

I.	Enforcement

1.
Consent Judgment. This Consent Judgment shall be filed in the U.S. District Court for the District of Columbia and shall be enforceable therein. Servicer and the Releasing Parties shall waive their rights to seek judicial review or otherwise challenge or contest in any court the validity or effectiveness of this Consent Judgment. Notwithstanding such waiver, any State Party may bring an action in that Party’s state court to enforce the Judgment. Servicer and the Releasing Parties agree not to contest any jurisdictional facts, including the Court’s authority to enter this Consent Judgment.

2.
Enforcing Authorities. Servicer’s obligations under this Consent Judgment shall be enforceable in the U.S. District Court for the District of Columbia or in the state court of any State Party that brings an action to enforce the Judgment. An enforcement action under this Consent Judgment may be brought by any Party to this Consent Judgment or the Monitoring Committee. Monitor Report(s) and Quarterly Report(s) shall not be admissible into evidence by a Party to this Consent Judgment, except in an action in the Court or state court to enforce this Consent Judgment. In addition, unless immediate action is necessary in order to prevent irreparable and immediate harm, prior to commencing any enforcement action, the CFPB, the State Mortgage Regulator of one of the Plaintiff States that are parties to this Consent Judgment, or the Attorney General of one of the Plaintiff States that are parties to this Consent Judgment must provide notice to the Monitoring Committee of its intent to bring an action to enforce this Consent Judgment. The members of the Monitoring Committee shall have no more than 21 days to determine whether to bring an enforcement action. If the members of the Monitoring Committee decline to bring an enforcement action, the Party must wait 21 additional days after such a determination by the members of the Monitoring Committee before commencing an enforcement action.

3.
Enforcement Action. In the event of an action to enforce the obligations of Servicer and to seek remedies for an uncured Potential Violation for which Servicer’s time to cure has expired, the sole relief available in such an action will be:

(a)
Equitable Relief. An order directing non-monetary equitable relief, including injunctive relief, directing specific performance under the terms of this Consent Judgment, or other non-monetary corrective action.

(b)
Civil Penalties. The Court or state court may award as civil penalties an amount not more than $1 million per uncured Potential Violation; or, in the event of a second uncured Potential Violation of Metrics 1.a, 1.b, or 2.a (i.e., a Servicer fails the specific Metric in a Quarter, then fails to cure that Potential Violation, and then in subsequent Quarters fails the same Metric again in a Quarter and fails to cure that Potential Violation again in a subsequent Quarter), where the final uncured Potential Violation involves widespread noncompliance with that Metric, the Court or state court may award as civil penalties an amount not more than $5 million for the second uncured Potential Violation.

Nothing in this Section shall limit the availability of remedial compensation to harmed borrowers as provided in Section E.5.

(c)
Any penalty or payment owed by Servicer pursuant to the Consent Judgment shall be paid to the clerk of the Court or state court or as otherwise agreed by the Monitor and the Servicer and distributed by the Monitor as follows:

1.	In the event of a penalty based on a violation of a term of the Servicing Standards, the penalty shall be allocated, first,

to cover the costs incurred by any party in prosecuting the violation.

2.
In the event of a payment due under Paragraph B.11 of Exhibit C, one-third of the payment shall be allocated to the CFPB, one-third shall be allocated to the Plaintiff State Attorneys General to this Consent Judgment, and one-third shall be allocated to the State Mortgage Regulators that are parties to the separate Stipulation and Consent Agreement with Ocwen identified in this Consent Judgment.

J.
Sunset. This Consent Judgment and all Exhibits shall retain full force and effect for three years from the date it is entered (the “Term”), unless otherwise specified in the Exhibit. Servicer shall submit a final Quarterly Report for the last quarter or portion thereof falling within the Term, and shall cooperate with the Monitor’s review of said report, which shall be concluded no later than six months following the end of the Term, after which time Servicer shall have no further obligations under this Consent Judgment.

Servicing Standards Quarterly Compliance Metrics

Executive Summary
Sampling: (a) A random selection of the greater of 100 loans and a statistically significant sample. (b) Sample will be selected from the population as defined in column E
Review and Reporting Period: Results will be reported Quarterly and 45 days after the end of the quarter.

Errors Definition: An error is a measurement in response to a test question related to the Servicing Standards that results in the failure of the specified outcome. Errors in response to multiple questions with respect to a single outcome would be treated as only a single error.

Metrics Tested

D1-1

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate [2]	Test Loan Population and Error Definition	Test Questions
1. Outcome Creates Significant Negative Customer Impact
A. Foreclosure sale in error	Customer is in default, legal standing to foreclose, and the loan is not subject to active trial, or BK.	n/a	1%
Population Definition: Foreclosure Sales that occurred in the review period.

A.    Sample :# of Foreclosure Sales in the review period that were tested.
B.    Error Definition: # of loans that went to foreclosure sale in error due to failure of any one of the test questions for this metric.

Error Rate = B/A

1.    Did the foreclosing party have legal standing to foreclose?
2.    Was the borrower in an active trial period plan (unless the servicer took appropriate steps to postpone sale?)
3.    Was the borrower offered a loan modification fewer than 14 days before the foreclosure sale date (unless the borrower declined the offer or the servicer took appropriate steps to postpone the sale)?
4.    Was the borrower not in default (unless the default is cured to the satisfaction of the Servicer or investor within 10 days before the foreclosure sale date and the Servicer took appropriate stops to postpone sale)?
5.    Was the borrower protected from foreclosure by Bankruptcy (unless Servicer had notice of such protection fewer than 10 days before the foreclosure sale date and Servicer took appropriate steps to postpone sale)?

D1-2

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate [2]	Test Loan Population and Error Definition	Test Questions
B. Incorrect Mod denial	Program eligibility, all documentation received, DTI test, NPV test.	5% On income errors	5%	Population Definition: Modification Denied In the Review Period. Error Definition: # of loans that were denied a modification as a result of failure of anyone of the test questions for this metric.
1.    Was the evaluation of eligibility Inaccurate (as per HAMP, Fannie, Freddie or proprietary modification criteria)?
2.    Was the income calculation inaccurate?
3.    Were the inputs used in the decision tool (NPV and Waterfall test) entered in error or inconsistent with company policy?
4.    Was the loan NPV positive?
5.    Was there an inaccurate determination that the documents received were incomplete?

2. Integrity of Critical Sworn Documents
A. Was AOI properly	Based upon personal knowledge, properly	Question 1,	5%	Population Definition: Affidavits of	1. Taken as a whole and accounting for
prepared	notarized, amounts agree to system of record within tolerance if overstated.	Y/N; Question 2, Amounts overstated (or, for question on		indebtedness filed in the review period. Error Definition: For question 1, yes; for question 2, the # of Loans where the sum of errors exceeds the allowable threshold.	contrary evidence provided by the Servicer, does the sample indicate systemic issues with either affiants lacking personal knowledge or improper notarization? 2. Verify all the amounts outlined below
		Escrow Amounts, understated) by the greater of $99 or 1% of the Total Indebtedness Amount against the system of record:
a. Was the correct principal balance used Was the correct interest amount (and per diem) used?
b. Was the escrow balance correct?
c. Were correct other fees used?
d. Was the correct corporate advance balance used?
e. Was the correct late charge balance used?
f. Was the suspense balance correct?
g. Was the total indebtness amount on the Affidavit correct?

D1-3

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate [2]	Test Loan Population and Error Definition	Test Questions
B. POC	Accurate statement of pre-petition arrearage to system of record.	Amounts over stated by the greater of $50 or 3% of the correct Pre-Petition Arrearage	5%	Population Definition: POCs filed in the review period. Error Definition: # of Loans where sum of errors exceeds the allowable threshold.	1. Are the correct amounts set forth in the form, with respect to pre-petition missed payments, fees, expenses charges, and escrow shortages or deficiencies?
C. MRS Affidavits	Customer is in default and amount of arrearage is within tolerance.	Amounts overstated (or for escrows amounts, understated) by the greater of $50 or 3% of the correct Post Petition Total Balance	5%	Population Definition: Affidavits supporting MRS’s filed in the review period Error Definition: # of Loans where the sum of errors exceeds the allowable threshold.
1. Verify against the system of record, within tolerance if overstated:
a. the post-petition default amount;
b. the amount of fees or charges applied to such pre-petition default amount or post-petition amount since the later of the date of the petition or the preceding statement; and
c. escrow shortages or deficiencies.

D1-4

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate [2]	Test Loan Population and Error Definition	Test Questions
3. Pre-foreclosure Initiation
A. Pre Foreclosure Initiation	Accuracy of Account information.	Amounts over stated by the greater of $99 or 1% of the Total balance	5%
Population Definition: Loans with a Foreclosure referral date in the review period.

Error Definition: # of Loans that were referred to foreclosure with an error in any one of the foreclosure initiation test questions.

** Verify all the amounts outlined below against the system of record.

1. Was the loan delinquent as of the date the first legal action was filed?
2. Was information contained the Account Statement completed accurately?
a. The total amount needed to reinstate or bring the account current, and the amount of the principal

b. The date through which the borrower’s obligation is paid;
c. The date of the last full payment;
d. The current interest rate in effect for the loan;
e. The date on which the interest rate may next reset or adjust;
f. The amount of any prepayment fee to be charged, if any;
g. A description of any late payment fees; and
h. A telephone number or electronic mail address that may be used by the obligor to obtain information regarding the mortgage.

D1-5

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate [2]	Test Loan Population and Error Definition	Test Questions
B. Pre Foreclosure Initiation Notifications	Notification sent to the customer supporting right to foreclosure along with: Applicable information upon customers request, Account statement information, Ownership statement, and Loss Mitigation statement. Notifications required before 14 days prior to referral to foreclosure.	N/A	5%
Population Definition: Loans with a Foreclosure referral date in the review period.

Error Definition: # of Loans that were referred to foreclosure with an error in any one of the foreclosure initiation test questions.

1. Were all the required notification statements mailed no later than 14 days prior to first Legal Date (i) Account Statement; (ii) Ownership Statement; and (iii) Loss Mitigation Statement?
2. Did the Ownership Statement accurately reflect that the servicer or investor has the right to foreclosure?
3. Was the Loss Mitigation Statement complete and did it accurately state that:

a. The borrower was ineligible (if applicable); or
b. The borrower was solicited, was the subject of right party contact routines, and that any timely application submitted by the borrower was evaluated?

D1-6

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate [2]	Test Loan Population and Error Definition	Test Questions
4. Accuracy and Timeliness of Payment Application and Appropriateness of Fees
A. Fees adhere to guidance (Preservation fees, Valuation fees and Attorney’s fees)	Services rendered, consistent with loan instrument, within applicable requirements.	Amounts over stated by the greater of $50 or 3% of the Total Default Related Fees Collected	5%
Population Definition: Defaulted loans (60+) with borrower payable default related fees* collected.

Error Definition: # of loans where the sum of default related fee errors exceeds the threshold.

* Default related fees are defined as any fee collected for a default-related service after the agreement date.

For fees collected in the test period:

1. Was the frequency of the fees collected (in excess of what is consistent with state guidelines or fee provisions in servicing standards?

2. Was amount of the fee collected higher than the amount allowable under the Servicer’s Fee schedule and for which there was not a valid exception?

B. Adherence to customer payment processing	Payments posted timely (within 2 business	Amounts	5%	Population Definition: All subject payments posted within review period.	1. Were payments posted to the right account number?
	days of receipt) and accurately.	understated by the greater $50.00 or 3% of the scheduled		Error Definition: # of loans with an error in any one of the payment application test questions.
2. Were payments posted in the right amount?
3. Were properly identified conforming payments posted within 2 business days of receipt and credited as of the date of receipt?
4. Did servicer accept payments within $50.00 of the scheduled payment, including principal and interest

		payment
and where applicable taxes and insurance as required by the servicing standards?
5. Were partial payments credited to the borrower’s account as of the date that the funds cover a full payment?
6. Were payments posted to principal interest and escrow before fees and expenses?

D1-7

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate [2]	Test Loan Population and Error Definition	Test Questions
C. Reconciliation of certain waived fees (I.b.11.C)	Appropriately updating the Servicer’s systems of record in in connection with the reconciliation of payments as of the date of dismissal of a debtor’s Chapter 13 bankruptcy case, entry of an order granting Servicer relief from the stay under Chapter 13, or entry of an order granting the debtor a discharge under Chapter 13, to reflect the waiver of any fee, expense or charge pursuant to paragraphs III.B.1.c.i or III.B.1.d of the Servicing Standards (within applicable tolerances).	Amounts over stated by the greater of $50 or 3 % of the correct reconciliation amount	5%
Population Definition: All accounts where in line reconciliation routine is completed within review period.

Error Definition: # of loans with an error in the reconciliation routine resulting in overstated amounts remaining on the borrower account.
					1. Were all required waivers of Fees, expense or charges applied and/or corrected accurately as part of the reconciliation?
D. Late fees adhere to guidance	Late fees are collected only as permitted under the Servicing Standards (within applicable tolerances).	Y/N	5%	Population Definition: All late fees collected within the review period. Error Definition: # of loans with an error on any one of the test questions.	1. Was a late fee collected with respect to a delinquency attributable solely to late fees or delinquency charges assessed on an earlier payment?
	.

D1-8

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate [2]	Test Loan Population and Error Definition	Test Questions
5. Policy/Process Implementation
A. Third Party Vendor Management	Is periodic third party review process in place? Is there evidence of remediation of identified issues?	Y/N	N	Quarterly review of a vendors providing Foreclosure Bankruptcy, Loss mitigation and other Mortgage services. Error Definition: Failure on any one of the test questions for this metric.
1. Is there evidence of documented oversight policies and procedures demonstrating compliance with vendor oversight provisions: (i) adequate due diligence procedures, (ii) adequate enforcement procedures (iii) adequate vendor performance evaluation procedures (iv) adequate remediation procedures?[3]
2. Is there evidence of periodic sampling and testing of foreclosure documents (including notices of default and letters of reinstatement) and bankruptcy documents prepared by vendors on behalf of the servicer?
3. Is there evidence of periodic sampling of fees and costs assessed by vendors to; (i) substantiate services were rendered (ii) fees are in compliance with servicer fee schedule (iii) Fees are compliant with state law and provisions of the servicing standards?
4. Is there evidence of vendor scorecards used to evaluate vendor performance that include quality metrics (error rate etc)?
5. Evidence of remediation for vendors who fail metrics set forth in vendor scorecards and/or QC sample tests consistent with the servicer policy and procedures?

B. Customer Portal	Implementation of a customer portal.	Y/N	N	A Quarterly testing review of Customer Portal.	1. Does the portal provide loss mitigation status updates?

D1-9

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate [2]	Test Loan Population and Error Definition	Test Questions
C. SPOC	Implement single point of contact (“SPOC”).	Y/N 5% For Ques Tion 4	N For Que stio n #4: 5%
Quarterly review of SPOC program per provisions in the servicing standard.

Population Definition (for Question 4): Potentially eligible borrowers who were identified as requesting loss mitigation assistance.

Error Definition: Failure on any one of the test questions for this metric.

1. Is there evidence of documented policies and procedures demonstrating compliance with SPOC program provisions?
2. Is there evidence that a single point of contact is available for applicable borrowers?
3. Is there evidence that relevant records relating to borrower’s account are available to the borrower’s SPOC?
4. Is there evidence that the SPOC has been identified to the borrower and the method the borrower may use to contact the SPOC has been communicated to the borrower?

D1-10

A	B	C	D	E	F
		Loan Level Tolerance for	Threshold
Metric	Measurements	Error [1]	Error Rate [2]	Test Loan Population and Error Definition	Test Questions
D. Workforce Management	Training and staffing adequacy requirements.	Y/N	N	Loss mitigation, SPOC and Foreclosure Staff. Error Definition: Failure on any one of the test questions for this metric.
1. Is there evidence of documented oversight policies and procedures demonstrating effective forecasting, capacity planning, training and monitoring of staffing requirements for foreclosure operations?
2. Is there evidence of periodic training and certification of employees who prepare Affidavits sworn statements or declarations.

D1-11

A	B	C	D	E	F
		Loan Level Tolerance for	Threshold
Metric	Measurements	Error[1]	Error Rate[2]	Test Loan Population and Error Definition	Test Questions
E. Affidavit of Indebtedness Integrity.	Affidavits of Indebtedness are signed by affiants who have personal knowledge of relevant facts and properly review the affidavit before signing it.	Y/N	N	Annual Review of Policy.
1. Is there evidence of documented policies and procedures sufficient to provide reasonable assurance that affiants have personal knowledge of the matters covered by affidavits of indebtedness and have reviewed affidavit before signing it?
F. Account Status Activity.	System of record electronically documents key activity of a foreclosure, loan modification, or bankruptcy.	Y/N	N	Annual Review of Policy.	1. Is there evidence of documented policies and procedures designed to ensure that the system of record contains documentation of key activities?

D1-12

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate[2]	Test Loan Population and Error Definition	Test Questions
6. Customer Experiences
A. Complaint response timeliness	Meet the requirements of Regulator complaint handling.	N/A	5%
Population Definition: Government submitted complaints and inquiries from individual borrowers who are in default and/or have applied for loan modifications received during the three months prior to 40 days prior to the review period. (To allow for response period to expire).

Error Definition: # of loans that exceeded the required response timeline.

1. Was written acknowledgment regarding complaint/inquires sent within 10 business days of complaint/inquiry receipt?**
2. Was a written response (“Forward Progress”) sent within 30 calendar days of complaint/inquiry receipt?**

** receipt= from the Attorney General, state financial regulators, the Executive Office for United States Trustees/regional offices of the United States Trustees, and the federal regulators and documented within the System of Record.

B. Loss Mitigation
i. Loan Modification Document Collection timeline compliance		N/A	5%
Population Definition: Loan modifications and loan modification requests (packages) that that were missing documentation at receipt and received more than 40 days prior to the end of the review period.

Error Definition: The total # of loans processed outside the allowable timelines as defined under each timeline requirement tested.

1. Did the Servicer notify borrower of any known deficiency in borrower’s initial submission of information, no later than 5 business days after receipt, including any missing information or documentation?

2. Was the Borrower afforded 30 days from the date of Servicer’s notification of any missing information or documentation to supplement borrower’s submission of information prior to making a determination on whether or not to grant an initial loan modification?

D1-13

A	B	C	D	E	F
		Loan Level
		Tolerance for	Threshold
Metric	Measurements	Error [1]	Error Rate[2]	Test Loan Population and Error Definition	Test Questions
ii. Loan Modification Decision/Notification timeline compliance			10%	Population Definition: Loan modification requests (packages) that are denied or approved in the review period.	1. Did the servicer respond to request for a modification within 30 days of receipt of all necessary documentation? 2. Denial Communication: Did the servicer notify
				Error Definition: The total # of loans processed outside the allowable timelines as defined under each timeline requirement tested.	customers within 10 days of denial decision?
iii. Loan Modification Appeal timeline compliance			10%	Population Definition: Loan modification requests (packages) that are borrower appeals in the review period.	1. Did Servicer respond to a borrowers request for an appeal within 30 days of receipt?
				Error Definition: The total # of loans
				processed outside the allowable timeline tested.
iv. Short Sale Decision timeline compliance			10%	Population Definition: Short sale requests (packages) that are complete in the three months prior to 30 days prior to the end of the review period. (to allow for short sale review to occur).	1. Was short sale reviewed and a decision communicated within 30 days of borrower submitting completed package?
				Error Definition: The total # of loans
				processed outside the allowable timeline tested.

D1-14

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate[2]	Test Loan Population and Error Definition	Test Questions
v. Short Sale Document Correction timeline compliance			5%	Population Definition: Short sale requests (packages) missing documentation that are received in the three months prior to 30	1. Did the Servicer provide notice of missing documents within 30 days of the request for the short sale?
				days prior to the end of the review period (to allow for short sale review to occur). Error Definition: The total # of loans processed outside the allowable timeline tested.

vi. Charge of application fees for Loss Mitigation			1%	Population Definition: Loss mitigation requests (packages) that are Incomplete,	1. Did the servicer assess a fee for processing a loss mitigation request?
				denied, approved and borrower appeals in the review period. (Same as 6.B.i) Error Definition: The # of loss mitigation applications where servicer collected a processing fee.
vii. Short Sales
a. Inclusion of notice of whether or not a deficiency will be required	Provide information related to any required deficiency claim.	n/a	5%	Population Definition: Short sales approved in the review period.	1. If the short sale was accepted, did borrower receive notification that deficiency or cash contribution will be needed?
				Error Definition: The # of short sales that failed any one of the deficiency test questions	2. Did borrower receive in this notification approximate amounts related to deficiency or cash contribution?

viii. Dual Track

D1-15

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate[2]	Test Loan Population and Error Definition	Test Questions
a. Referred to foreclosure in violation of Dual Track Provisions	Loan was referred to foreclosure in error.	n/a	5%
Population Definition: Loans with a first legal action date in the review period.

Error Definition: The # of loans with a first legal filed in the review period that failed any one of the dual tracking test questions.

1. Was the first legal action taken while the servicer was in possession of an active, complete loan modification package (as defined by the Servicing Standards) that was not decisioned as required by the standards?

2. Was the first legal commenced while the borrower was approved for a loan modification but prior to the expiration of the borrower acceptance period, borrower decline of offer or while in an active trial period plan?

b. Failure to postpone foreclosure proceedings in violation of Dual Track Provisions	Foreclosure proceedings allowed to proceed in error.	n/a	5%
Population Definition: Active foreclosures during review period.

Error Definition: # of active foreclosures that went to judgment as a result of failure of any one on of the active foreclosure dual track test
					1. Did the servicer proceed to judgment or order of sale upon receipt of a complete loan modification package within 30 days of the Post-Referral to Foreclosure Solicitation Letter?**
				question.	**Compliance of Dual tracking provisions for foreclosure sales are referenced in 1.A
C. Forced Placed Insurance
i. Timeliness of notices	Notices sent timely with necessary information.	n/a	5%
Population Definition: Loans with forced placed coverage initiated in review period.

Error Definition: # of loans with active force place insurance resulting from an error in any one of the force-place insurance test questions.

1. Did Servicer send all required notification letters (ref. V 3a i-vii) notifying the customer of lapse in insurance coverage?
2. Did the notification offer the customer the option to have the account escrowed to facilitate payment of all insurance premiums and any arrearage by the servicer prior to obtaining force place insurance?

					3. Did the servicer assess forced place insurance when there was evidence of a
					valid policy?
ii Termination of Force place Insurance	Timely termination of force placed insurance.		5%
Population Definition: Loans with forced placed coverage terminated in review period.

Error Definition: # of loans terminated force place insurance with an error in any one of the force-place insurance test questions.
					1. Did Servicer terminate FPI within 15 days of receipt of evidence of a borrower’s existing insurance coverage and refund the prorated portion to the borrower’s escrow account?

D1-16

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error R ate[2]	Test Loan Population and Error Definition	Test Questions
D. Transfer of Servicing Rights
i. Transfer of servicing to Servicer	Accept, and continue to process pending loan modification requests from the prior servicer and honor loan modification agreements entered into by the prior servicer.	n/a	5%
Population Definition: Loans or loan servicing rights sold or transferred to the servicer during the review period, including for subservicing, with a pending loan modification request (in process) or a trial or permanent modification at the time of sale or transfer.

Error Definition: # of loans with an error in any one of the transfer or servicing test questions.

1. Did the Servicer accept and continue to process pending loan modification request of the prior servicer?
2. Did the Servicer honor trial and permanent loan modification agreements entered into by the prior servicer?

D1-17

A	B	C C C	D D	E E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error R ate[2]	Test Loan Population and Error Definition	Test Questions
# 30
Standards: N/A	Loan Modification Process	Y/N for Questions 1 -3	5%
Population Definition: 1st lien borrowers declined in the review period for incomplete or missing documents in their loan modification application.4 Error Definition: Loans where the answer to any one of the test questions is a No.

1. Is there evidence Servicer or the assigned SPOC notified the borrower in writing of the documents required for an initial application package for available loan modification programs?
2. Provided the borrower timely submitted all documents requested in initial notice of incomplete information (“5 day letter”) or earlier ADRL letters, did the Servicer afford the borrower at least 30 days to submit the documents requested in the Additional Document Request Letter (“ADRL”) before declining the borrower for incomplete or missing documents?
3. Provided the borrower timely submitted all documents requested in the initial notice of incomplete information (“5-day letter”) and earlier ADRL letters, did the Servicer afford the borrower at least 30 days to submit any additional required documents from the last ADRL before referring the loan to foreclosure or proceeding to foreclosure sale?

D1-18

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate[2]	Test Loan Population and Error Definition	Test Questions
# 31
Standards: IV.C.4.g IV.G.2.a	Loan Modification Denial Notice Disclosure	Y/N for Questions 1 -2	5%	Population Definition: 1st lien borrowers declined in the review period for a loan modification application. Error Definition: Loans where the answer to any one of the test questions is a No.
1. Did first lien loan modification denial notices sent to the borrower provide:
a. the reason for denial;
b. the factual information considered by the Servicer; and
c. a timeframe for the borrower to provide evidence that the eligibility determination was in error?

2. Following the Servicer’s denial of a loan modification application, is there evidence the Servicer or the assigned SPOC communicated the availability of other loss mitigation alternatives to the borrower in writing?

D1-19

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate[2]	Test Loan Population and Error Definition	Test Questions
# 32
Standards:	SPOC Implementation and Effectiveness	Y/N for Questions 1 -3	5% for Question 1	Population Definition:	1. Is there evidence that Servicer identified and provided updated contact information to the borrower upon assignment of a new SPOC if a
IV.C.2			Y/N for Questions 2 -3
For Question 1: 1st lien borrowers who were reassigned a SPOC for loss mitigation assistance in the review period

For Question 2 and 3: Quarterly review of policies or procedures

Error Definition:

Failure on any one of the test questions for this Metric.

previously designated SPOC is unable to act as the primary point of contact?
2. Is there evidence of implementation of management routines or other processes to review the results of departmental level SPOC scorecards or other performance evaluation tools? [5]
3. Is there evidence of the use of tools or management routines to monitor remediation, when appropriate, for the SPOC program if it is not achieving targeted program metrics?

D1-20

A	B	C	D	E	F
Metric	Measurements	Loan Level Tolerance for Error [1]	Threshold Error Rate[2]	Test Loan Population and Error Definition	Test Questions
# 33
Standards: I.B.5	Billing Statement Accuracy	For test question 1: Amounts overstated by the greater of $99 or 1% of the correct unpaid principal balance. For test questions 2 and 3: Amounts overstated by the greater of $50 or 3% of the total balance for the test question	5%
Population Definition: Monthly billing statements sent to borrowers in the review period. [6]

Error Definition: The # of Loans where the net sum of errors on any one of the test questions exceeds the applicable allowable tolerance.

1. Does the monthly billing statement accurately show, as compared to the system of record at the time of the billing statement, the unpaid principal balance?
2. Does the monthly billing statement accurately show as compared to the system of record at the time of the billing statement each of the following:
a. total payment amount due; and,
b. fees and charges assessed for the relevant time period?
 3. Does the monthly billing statement accurately show as compared to the system of record at the time of the billing statement the allocation of payments, including a notation if any payment has been posted to a “suspense or unapplied funds account”?

1 Loan Level Tolerance for Error: This represents a threshold beyond which the variance between the actual outcome and the expected outcome on a single test case is deemed reportable

D1-21

2Threshold Error Rate: For each metric or outcome tested if the total number of reportable errors as a percentage of the total number of cases tested exceeds this limit then the Servicer will be determined to have failed that metric for the reported period.
3 For purposes of determining whether a proposed Metric and associated Threshold Error Rate is similar to those contained in this Schedule, this Metric 5.A shall be excluded from consideration and shall not be treated as representative.
4 The population includes only borrowers who submitted the first document on or before the day 75 days before the scheduled or expected foreclosure sale date.
This Metric is subject to applicable investor rule requirements.
Nothing in this Metric shall be deemed to prejudice the right of a Servicer to decline to evaluate a borrower for a modification in accordance with IV.H.12. Specifically, Servicer shall not be obligated to evaluate requests for loss mitigation options from (a) borrowers who have already been evaluated or afforded a fair opportunity to be evaluated consistent with the requirements of HAMP or proprietary modification programs, or (b) borrowers who were evaluated after the date of implementation of this Agreement, consistent with this Agreement, unless there has been a material change in the borrower’s financial circumstances that is documented by borrower and submitted to Servicer.
5 The following evidence is considered appropriate using a qualitative assessment:

•	Documents that provide an overview of the program, policy or procedures related to periodic performance evaluations, including the frequency thereof; or

•
Sample departmental level SPOC scorecard or other performance evaluation tools that reflect performance and quality metrics, evidence of the use of thresholds to measure non-performance, identifiers when remediation is required and evidence that such remediation was identified by management, when appropriate.

6 This Metric is N/A for borrowers in bankruptcy or borrowers who have been referred to or are going through foreclosure.

D1-22

EXHIBIT E

CFPB RELEASE
WHEREAS, this Release (“Release”) is entered into between the Consumer Financial Protection Bureau (the “Bureau” or “CFPB”), and the Released Parties (hereafter the CFPB and the Released Parties are collectively referred to as “the Parties”), through their authorized representatives.
WHEREAS, the Released Parties shall include Ocwen Financial Corporation and Ocwen Loan Servicing LLC (collectively “Ocwen”), and Ocwen’s current and former parent corporations, divisions, affiliates, direct and indirect subsidiaries, agents, advisors, shareholders, managers, members, partners, directors, officers, and employees. The Released Parties shall also include Homeward Residential Holdings Inc., Litton Loan Servicing LP, WL Ross & Co. LLC, and The Goldman Sachs Group, Inc., and each of their respective current and former, direct and indirect parent entities, divisions, affiliates, direct and indirect subsidiaries, shareholders, as well as each of the current and former agents, advisors, managers, members, investors, partners, directors, officers, and employees of each of the foregoing, but only as to liability for the Mortgage Servicing Practices of Homeward Residential Holdings, Inc. and its direct and indirect subsidiaries or Litton Loan Servicing, LP and its direct and indirect subsidiaries. Additionally, the term Released Parties shall not include Altisource Portfolio Solutions, SA and its subsidiaries or Homeloan Servicing Solutions, LTD and its subsidiaries.

WHEREAS, notwithstanding any of the foregoing, this Release does not release any claims against OneWest Bank, Morgan Stanley, or any other entity not a party hereto regarding conduct relating to loans for which the servicing was acquired by Ocwen from OneWest Bank in the second half of 2013, or regarding loans acquired by Ocwen in the transaction wherein Ocwen Financial Corporation purchased substantial assets of Saxon Mortgage Services, Inc., from Morgan Stanley on April 2, 2012.

WHEREAS, the CFPB contends that it has certain civil claims against Ocwen based on the mortgage servicing practices described in the complaint.
WHEREAS, to avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of the Consent Judgment, the Parties agree and covenant as follows:

A.
Among other things, the Consent Judgment requires Ocwen to pay or cause to be paid $127,300,000.00 (the “Borrower Payment Amount”) by electronic funds transfer no later than ten (10) days of receiving notice from the Administrator appointed under Exhibit B. Ocwen shall also undertake, for the purposes specified in the Consent Judgment, certain consumer relief activities as set forth in Exhibit C to such Consent Judgment, and will be obligated to make certain payments (the “Consumer Relief Payments”) in the event that it does not or they do not complete the Consumer Relief Requirements set forth in Exhibit C to the Consent Judgment. This Release shall become effective upon payment of the Borrower Payment Amount. The CFPB may declare this Release null and void if Ocwen does not make the Consumer Relief Payments required under this Consent Judgment and fails to cure such non-payment within thirty (30) days of written notice by the CFPB, except that the Released Parties, other than Ocwen, are released upon the payment of the Borrower Payment Amount, at which time this nullification provision is only operative against Ocwen.

B. Subject to the exceptions in Paragraph C (concerning excluded claims) below, the CFPB fully and finally releases the Released Parties from all potential liability that has been or might have been asserted by the CFPB relating to mortgage servicing practices described in the complaint (the “Mortgage Servicing Practices”) that have taken place as of 11:59 p.m., Eastern Standard Time, on December 18, 2013.

C.
Notwithstanding any other term of this Release, the CFPB specifically reserves and does not release any liability for conduct other than conduct related to the Mortgage Servicing Practices asserted or that might have been asserted in the complaint. Furthermore, the CFPB specifically reserves and does not release any liability arising under any provision of the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, or any other statute or law that prohibits discrimination of persons based on race, color, national origin, gender, disability, or any other protected status.

D. The Released Parties waive and shall not assert any claim for fees, costs or expenses against the CFPB, or any of its agents or employees, and any other governmental entity, related in any way to this enforcement matter or the Consent Judgment, whether arising under common law or under the terms of any statute, including, but not limited to the Equal Access to Justice Act and the Small Business Regulatory Enforcement Fairness Act of 1996; for these purposes, the Parties agree that neither the Released Parties nor the CFPB is the prevailing party in this action because the Parties have reached a good faith settlement.
E. Nothing in this Release shall limit the CFPB’s authority with respect to the Released Parties, except to the extent the CFPB has herein expressly released claims.

F. This Release is intended to be and shall be for the benefit only of the Parties and entities identified in this Release, specifically including the Released Parties, and no other party or entity shall have any rights or benefits hereunder. This Release is binding on, and inures to the benefit of, Ocwen and its successors, and assigns.
G. This Release is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute arising out of matters covered by this Release is the United States District Court for the District of Columbia. For purposes of construing this Release, this Release shall be deemed to have been drafted by all the Parties and shall not, therefore, be construed against any party for that reason in any subsequent dispute.

EXHIBIT F

State Release
I. Covered Conduct
For purposes of this Release, the term “Covered Conduct” means residential mortgage loan servicing and residential mortgage foreclosure services, as defined below. For the purposes of this Release, Released Parties shall include Ocwen Financial Corporation and Ocwen Loan Servicing LLC (collectively “Ocwen”) and Ocwen’s current and former parent corporations, divisions, affiliates, direct and indirect subsidiaries, agents, advisors, shareholders, managers, members, partners, directors, officers, and employees. The Released Parties shall also include Homeward Residential Holdings, Inc., Litton Loan Servicing LP, WL Ross & Co. LLC, and The Goldman Sachs Group, Inc., and each of their respective current and former, direct and indirect parent entities, divisions, affiliates, direct and indirect subsidiaries, shareholders, as well as each of the current and former agents, advisors, managers, members, investors, partners, directors, officers, and employees of each of the foregoing, but only as to liability for the Covered Conduct of Homeward Residential Holdings, Inc. and its direct and indirect subsidiaries or Litton Loan Servicing, LP and its direct and indirect subsidiaries. Additionally, the term Released Parties shall not include Altisource Portfolio Solutions, SA and its subsidiaries or Homeloan Servicing Solutions, LTD and its subsidiaries.
For purposes of this Section I only, the Released Parties are released from liability for the covered conduct acts of their agents (including, without limitation, third-party vendors). This Release does not release the agents (including, without limitation, third-party vendors) themselves for any of their conduct. For purposes of this Release, the term “residential mortgage loans” means loans secured by one-to four-family residential properties, irrespective of usage, whether in the form of a mortgage, deed of trust, or other security interest creating a lien upon such property or any other property described therein that secures the related mortgage note. Notwithstanding any of the foregoing, this Release does not release any claims against OneWest Bank, Morgan Stanley, or any entity not a party hereto, regarding conduct relating to either (1) loans for which the servicing was acquired by Ocwen from OneWest Bank in the second half of 2013, or (2) loans acquired by Ocwen in the transaction wherein Ocwen Financial Corporation purchased substantial assets of Saxon Mortgage Services, Inc., from Morgan Stanley on April 2, 2012. Moreover, this Release does not release claims by the Commonwealth of Massachusetts for the obligations of Homeward Residential Holdings, Inc. pursuant to the Settlement Agreement entered into between American Home Mortgage Servicing, Inc. and the Commonwealth of Massachusetts with an effective date of November 6, 2011.
For purposes of this Release, the term “residential mortgage loan servicing” means all actions, errors or omissions of the Released Parties, arising out of or relating to servicing (including subservicing and master servicing) of residential mortgage loans from and after the closing of such loans, whether for the Released Parties’ account or for the account of others, including, but not limited to, the following: (1) Loan modification and other loss mitigation activities, including, without limitation, extensions, forbearances, payment plans, short sales and deeds in lieu of foreclosure, and evaluation, approval, denial, and implementation of the terms and conditions of any of the foregoing; (2) Communications with borrowers relating to borrower accounts, including, without limitation, account statements and disclosures provided to borrowers; (3) Handling and resolution of inquiries, disputes or complaints by or on behalf of borrowers; (4) Collection activity related to delinquent borrower accounts; (5) Acceptance, rejection, application or posting of payments made by or on behalf of borrowers, including, without limitation, assessment and collection of fees or charges, placement of payments in suspense accounts and credit reporting; (6) Maintenance, placement or payment (or failure to make payment) of any type of insurance or insurance premiums, or claims activity with respect to any such insurance; (7) Payment of taxes, homeowner association dues, or other borrower obligations, and creation and maintenance of any escrow accounts; (8) Use, conduct or supervision of vendors, agents and contract employees, whether affiliated or unaffiliated, including, without limitation, subservicers and foreclosure and bankruptcy attorneys, in connection with servicing, loss mitigation, and foreclosure activities; (9) Adequacy of staffing, training, systems, data integrity or security of data that is related to the servicing of residential mortgage loans, foreclosure, bankruptcy, and property sale and management services; (10) Securing, inspecting, repairing, maintaining, or preserving properties before and after foreclosure or acquisition or transfer of title; (11) Servicing of residential mortgage loans involved in bankruptcy proceedings; (12) Obtaining, executing, notarizing, endorsing, recording, providing, maintaining, registering (including in a registry system), and transferring promissory notes, mortgages, or mortgage assignments or other similar documents, or transferring interests in such documents among and between servicers and owners, and custodial functions or appointment of officers relating to such documents; (13) Decisions on disposition of residential mortgage loans, including, without limitation, whether to pursue foreclosure on properties, whether to assert or abandon liens and other claims and actions taken in respect thereof, and whether to pursue any particular loan modification or other form of loss mitigation; (14) Servicing of residential mortgage loans of borrowers who are covered by federal or state protections due to military status; (15) Licensing or registration of employees, agents, vendors or contractors, or designation of employees as agents of another entity; (16) Quality control, quality assurance, compliance, audit testing, oversight, reporting, or certification or registration requirements related to the foregoing; and (17) Trustee functions related to the servicing of residential mortgage loans. For purposes of this Release, the term “residential mortgage foreclosure services” means all actions, errors or omissions of the Released Parties arising out of or relating to foreclosures on residential mortgage loans, whether for the Released Parties’ own account or for the account of others, including, but not limited to, the following: (1) Evaluation of accounts for modification or foreclosure referral; (2) Maintenance, assignment, recovery and preparation of documents that have been filed or otherwise used to initiate or pursue foreclosures, and custodial actions related thereto; (3) Drafting, review, execution and notarization of documents (including, but not limited to, affidavits, notices, certificates, substitutions of trustees, and assignments) prepared or filed in connection with foreclosures or sales of acquired properties, or in connection with remediation of improperly filed documents; (4) Commencement, advancement and finality of foreclosures, including, without limitation, any issues relating to standing, fees, or notices; (5) Acquisition of title post-foreclosure or in lieu of foreclosure; (6) Pursuit of pre-and post-foreclosure claims by the Released Parties, including, without limitation, the seeking of deficiency judgments when permitted by law, acts or omissions regarding lien releases, and evictions and eviction proceedings; (7) Management, maintenance, and disposition of properties in default or properties owned or controlled by the Released Parties, whether prior to or during the foreclosure process or after foreclosure, and executing, notarizing, or recording any documents related to the sale of acquired properties; (8) Quality control, quality assurance, compliance, audit testing, oversight, reporting, or certification or registration requirements related to the foregoing; and (9) Trustee functions related to the foreclosure of residential mortgage loans.
II. Release of Covered Conduct
By their execution of this Consent Judgment, the Attorneys General of the Plaintiff States that are parties to this Consent Judgment release and forever discharge the Released Parties from the following: any civil or administrative claim, of any kind whatsoever, direct or indirect, that an Attorney General has or may have or assert, including, without limitation, claims for damages, fines, injunctive relief, remedies, sanctions, or penalties of any kind whatsoever based on, arising out of, or resulting from the Covered Conduct occurring on or before the Effective Date, except for claims and the other actions set forth in Section IV below (collectively, the “Released Claims”).
This Release does not release any claims against any entity other than the Released Parties as defined in Section I above.
III.    Covenants by Ocwen
1.        Ocwen waives and shall not assert any defenses Ocwen may have to any criminal prosecution based on the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Release bars a remedy sought in such criminal prosecution.
2.    Ocwen agrees to cooperate with an Attorney General’s investigation of individuals and entities not released in this Release. For purposes of this covenant,

cooperation shall not include any requirement that Ocwen waive the attorney-client privilege or any other applicable privileges or protection, included but not limited to the attorney work product doctrine. Upon reasonable notice, Ocwen agrees not to impair the reasonable cooperation of its directors, officers and employees, and shall use its reasonable efforts to make available and encourage the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. Ocwen agrees to waive objections to service for subpoenas from the Attorneys General of the Plaintiff States seeking documents and other information from Ocwen provided the subpoenas are served on Ocwen's registered agent.
3.    These provisions are intended to supplement and do not supplant or in any way restrict the Attorney General Offices’ subpoena power and investigatory authority under any state law.
IV.     Claims and Other Actions Exempted from Release
Notwithstanding the foregoing and any other term of this Consent Judgment, the following claims are hereby not released and are specifically reserved:
1.     Securities and securitization claims based on the offer, sale, or purchase of securities, or other conduct in connection with investors or purchasers in or of securities, regardless of the factual basis of the claim, including such claims of the state or state entities asan owner, purchaser, or holder of whole loans, securities, derivatives or similar investments, including, without limitation, mortgage backed securities, collateralized debt obligations, or structured investment vehicles, and including, but not limited to, such claims based on the following:

a.     the creation, formation, solicitation, marketing, assignment, transfer, offer, sale or substitution of securities, derivatives, or other similar investments, including, without limitation, mortgage backed securities, collateralized debt obligations, collateralized loan obligations, or structured investment vehicles;

b.     representations, warranties, certifications, or claims made regarding such securities or investments, such as representations, warranties, certifications or claims regarding origination, funding, and underwriting activities, and including the eligibility, characteristics, or quality of the mortgages or the mortgagors;
c.     the transfer, sale, conveyance, or assignment of mortgage loans to, and the purchase and acquisition of such mortgage loans by, the entity creating, forming and issuing the securities, derivatives or other similar investments relating to such mortgage loans;
d.     all servicing-, foreclosure-, and origination-related conduct, but solely to the extent that such claims are based on the offer, sale, or purchase of securities, or other conduct in connection with investors or purchasers in or of securities; and
e.     all Covered Conduct, but solely to the extent that such claims are based on the offer, sale, or purchase of securities, or other conduct in connection with investors or purchasers in or of securities.

For avoidance of doubt, securities and securitization claims based on the offer, sale, or purchase of securities, or other conduct in connection with investors or purchasers in or of securities, that are based on any source of law, including, but not limited to, false claims acts or equivalent laws, securities laws, and common law breach of fiduciary duty, are not released.
2.     Claims against a trustee or custodian or an agent thereof based on or arising out of the conduct of the trustee, custodian or such agent related to the pooling of residential mortgage loans in trusts, mortgage backed securities, collateralized debt obligations, collateralized loan obligations, or structured investment vehicles, including, but not limited to, the performance of trustee or custodial functions in such conduct.
3.    Liability based on Ocwen’s obligations created by this Consent Judgment.
4.     Claims against Mortgage Electronic Registration Systems, Inc. or MERSCORP, INC.
5.     Claims arising out of alleged violations of fair lending laws that relate to discriminatory conduct in lending.
6.     Claims of state, county and local pension or other governmental funds as investors (whether those claims would be brought directly by those pension or other governmental funds or by the Office of the Attorney General as attorneys representing the pension or other governmental funds).
7.     Tax claims, including, but not limited to, claims relating to real estate transfer taxes.

8.     Claims of county and local governments and claims of state regulatory agencies having specific regulatory jurisdiction that is separate and independent from the regulatory and enforcement jurisdiction of the Attorney General.
9.     Criminal enforcement of state criminal laws.
10.     Claims of county recorders, city recorders, town recorders or other local government officers or agencies (or, for Hawaii only, where a statewide recording system is applicable and operated by the state, claims by Hawaii; and for Maryland, where the recording system is the joint responsibility of the counties or Baltimore City and the state, claims of the counties or Baltimore City and the state), for fees relating to the recordation or registration process of mortgages or deeds of trust, including assignments, transfers, and conveyances, regardless of whether those claims would be brought directly by such local government officers or agencies or through the Office of the Attorney General as attorneys representing such local government officers or agencies.
11.    Claims and defenses asserted by third parties, including individual mortgage loan borrowers on an individual or class basis.
12.    Claims seeking injunctive or declaratory relief to clear a cloud on title where the Covered Conduct has resulted in a cloud on title to real property under state law; provided, however, that the Attorneys General shall not otherwise take actions seeking to invalidate past mortgage assignments or foreclosures in connection with loans serviced and/or owned by the Released Parties. For the avoidance of doubt, nothing in this paragraph 13 releases, waives or bars any legal or factual argument related to the validity of past mortgage assignments or foreclosures that could be made in support of claims not released herein, including, without limitation, all claims preserved under paragraphs 1 through 15 of Section IV of this Release.
13.    Authority to resolve consumer complaints brought to the attention of Ocwen for resolution outside of the monitoring process, as described in Section H of the Enforcement Terms (Exhibit D).
14.     Claims against Ocwen for reimbursement to mortgage borrowers:
a.     That represent: (i) a fee imposed upon and collected from a mortgage borrower by Ocwen and retained by Ocwen which fee is later determined to have been specifically prohibited by applicable state law (an “Unauthorized Fee”), provided that such determination of impermissibility is not predicated, directly or indirectly, on a finding of a violation of any federal law, rule, regulation, agency directive or similar requirement; and (ii) an actual overpayment by a borrower resulting from a clear and demonstrable error in calculation of amounts due from said borrower; and
b.    That are not duplicative of any prior voluntary or involuntary payment to the affected loan borrower by Ocwen, whether directly or indirectly, from any State Payment or other source.

F-10